As filed with the Securities and Exchange Commission on January 25, 2006.

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20459

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IN TOUCH MEDIA GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	7310	01-0626963
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification number)	(I.R.S. Employer Identification No.)

205 Myrtle Avenue, South
Clearwater, Florida 33756
(727) 465-0925
(Address and telephone number of principal executive offices and principal place of business)

Laura Betterly, Chief Executive Officer
In Touch Media Group, Inc.
205 Myrtle Avenue, South
Clearwater, Florida 33756
(727) 465-0925
(Name, address and telephone number of agent for service)

Copies of all communications to:

Michael T. Cronin, Esq.
Johnson, Pope, Bokor, Ruppel & Burns, LLP
911 Chestnut Street
Clearwater, Florida 33756
Telephone: (727) 461-1818
Facsimile: (727) 462-0365

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed of continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of Registration fee

Common Stock	26,349,167	$.30	$7,940,750	$856

_________________
(1)

Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(c), based on the average high and low bid prices of our Common Stock as reported on the OTC:BB on January 20, 2006.

(2)

The shares of Common Stock being registered hereunder on behalf of the Selling Stockholders relate to (i) 3,149,167 shares of Common Stock; and (ii) 5,000,000 shares issuable upon conversion of a $1,000,000 convertible note and (iii) 18,200,000 shares issuable upon exercise of Common Stock Purchase Warrants.

(3)

Pursuant to Rule 416, there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the warrants, convertible note and placement agent warrants registered herein.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the
Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy those securities in any state where the offer or sale is prohibited.

                  Subject to Completion, Dated January 25, 2006

                                   PROSPECTUS

                        26,349,167 Shares of Common Stock

                           IN TOUCH MEDIA GROUP, INC.

         We are registering for sale an aggregate of 26,349,167 shares of Common
Stock of In Touch Media Group, Inc. (the "Company", "us" or "we") that have been issued or may be issued to certain of our stockholders named in this Prospectus and their transferees ("Selling Stockholders").

         We will not receive any proceeds from the sale of the shares, but we may receive proceeds from the Selling Stockholders if they exercise their warrants. Our Common Stock is quoted on the OTCBB under the symbol "ITOU". On
January 24, 2006, the closing sales price of our Common Stock, as reported on the OTCBB was $.30 per share.

         The shares of Common Stock may be sold from time to time by the Selling
Stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders and any broker-dealer who may participate in the sale of the shares may use this Prospectus. See "Plan of
Distribution."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
BEGINNING ON PAGE 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this Prospectus is _______________, 2006

                                TABLE OF CONTENTS

                                                                           PAGE

Prospectus Summary                                                            4
Risk Factors                                                             5 - 16
Special Note regarding Forward-Looking Statements                            17
Use of Proceeds                                                              18
Selling Stockholders                                                    19 - 20
Circumstances under which Selling Stockholders Acquired Securities      21 - 22
Plan of Distribution                                                    23 - 24
Management's Discussion and Analysis of Financial Condition and
 Results of Operations                                                  25 - 30
Business                                                                31 - 37
Legal Proceedings
Management                                                              38 - 39
Executive Compensation                                                  40 - 42
Security Ownership of Certain Beneficial Owners and Management               43
Certain Relationships and Related Transactions                          44 - 45
Description of Securities                                               46 - 49
Legal Matters                                                                50
Experts                                                                      51
Where You Can Find Additional Information                                    52
Change in and Disagreements with Accountants on Accounting and
 Financial Disclosure                                                        53
Financial Statements

                               PROSPECTUS SUMMARY

         This Summary highlights information contained elsewhere in this
Prospectus. It does not contain all of the information that you should consider before investing in our Common Stock. We encourage you to read the entire
Prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements.

COMPANY OVERVIEW

         In Touch Media Group, Inc. is a Florida corporation, which provides on-line marketing and research to assist businesses in their efforts to increase traffic to their web sites and generate leads for new customers. We employ designed based market research, search engine advertising, search engine publicity campaigns and strategically placed web site advertising. We refer to this as "In Touch Market" or "Intelligent Marketing". We believe our services increase search engine advertising returns by improving rank, hit ratios, web site stickiness, and reducing cost per click.

         We were incorporated in 2002 under the name Data Resources Consulting,
Inc. In April 2005, we merged with Universal Health Care Management Systems,
Inc. ("Universal"). In June 2005, we changed our name to In Touch Media Group,
Inc. For financial statement purposes, this merger was treated as a reverse acquisition with In Touch being treated as the acquirer. In connection with this merger, our shareholders received 21,297,573 shares of Universal's Common Stock
(which amount was supposed to represent 82.5% of the outstanding number of
Universal's shares after the merger). However, between the date of the Merger
Agreement and the effective date of the merger, Universal settled certain liabilities by issuing 381,511 shares of its common stock and accordingly, immediately prior to the merger Universal had 4,899,178 shares outstanding.
Accordingly, in January 2006, pursuant to the terms of the merger we restored the aforementioned 82.5% ownership position of the In Touch shareholders by issuing an additional 1,798,552 shares to such shareholders.

THE OFFERING

Common Stock Outstanding
Prior to the Offering (1)                          34,228,470

Common Stock Outstanding
after the Offering(2)                              60,577,637

Use of Proceeds                       We will not receive any proceeds from the
                                      sale of Common Stock by the Selling
                                      Stockholders.

----------

(1)      Based on the number of shares outstanding as of January 20, 2006.

(2)      Assumes the issuance of all 18,200,000 shares of our Common Stock, which are issuable upon exercise of outstanding common stock purchase warrants and 5,000,000 shares underlying conversion of the VICIS
         $1,000,000 convertible note registered hereunder.

                                  RISK FACTORS

ANY INVESTMENT IN OUR COMMON STOCK MAY INVOLVE A SIGNIFICANT DEGREE OF RISK. YOU
SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION
CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE PURCHASING
OUR COMMON STOCK. IF ANY OF THE EVENTS DESCRIBED BELOW OCCURS, OUR BUSINESS AND
FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD
CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY,
AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS

RISKS RELATING TO OUR COMPANY, OUR BUSINESS, AND OUR INDUSTRY

OUR LIMITED OPERATING HISTORY MAKES EVALUATION OF OUR BUSINESS DIFFICULT.

The company was originally incorporated in the state of Florida on December 26,
2001, as Universal Healthcare Management Systems, Inc. to develop a medical facility for the purpose of providing treatment for cancer related diseases. We were unable to obtain the necessary financing to complete development of the medical facility and discontinued our efforts to do so. On April 21, 2005, we were the surviving entity (from a legal and public reporting perspective) in a merger with Data Resource Consulting, Inc. In June 2005, we changed our name to
In Touch Media Group, Inc.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. Our failure to address these risks and difficulties successfully could seriously harm us.

WE HAVE INCURRED LOSSES AND MAY INCUR LOSSES IN THE FUTURE, WHICH MAY IMPACT OUR
ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY AND ADVERSELY AFFECT OUR FINANCIAL
CONDITION.

Historically we have not generated sufficient revenues from operations to self-fund our capital and operating requirements. These factors raise substantial doubt concerning our ability to continue as a going concern. We expect that our working capital will come from fundings that will primarily include equity and debt placements.

Our financial statements have been prepared in contemplation of our ability to continue as a going concern. We incurred a net loss of approximately ($105,900)
for the year ended December 31, 2004, and had an accumulated deficit at
September 30, 2005 of approximately ($1,155,800).. For the nine months ended
September 30, 2005 we reported a net loss of ($969,843) and used cash of
($121,405) to fund our operating activities. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event we cannot continue in existence.

IF WE ARE UNABLE TO SUCCESSFULLY EXECUTE OUR GROWTH STRATEGY, OUR BUSINESS AND
FUTURE RESULTS OF OPERATIONS MAY SUFFER.

Our growth strategy includes broadening the scope of our service offerings. In connection with our growth strategy, we will be required to increase our sales and marketing efforts. Our growth strategy exposes us to a number of risks, including the following:

   o Growth may strain our management, capital resources, information systems and customer service.

   o Hiring new employees may increase training costs and may result in temporary inefficiencies as the employees learn their jobs.

   o Expanding our service offerings may require us to enter into new markets and compete with additional competitors.

We cannot assure you that we will overcome the risks associated with our growth.
If we fail to overcome such risks, we may not realize additional revenue or profitability from our efforts, may incur additional expenses and therefore our financial position and results of operations could be materially and adversely affected.

OUR INFORMATION TECHNOLOGY SYSTEMS ARE SUBJECT TO CERTAIN RISKS THAT WE CANNOT
CONTROL.

Our information systems, including our accounting systems, are dependent, to an extent, upon third-party software, global communications providers, telephone systems and other aspects of technology and Internet infrastructure that are susceptible to failure. Our information technology remains susceptible to outages, computer viruses, break-ins and similar disruptions that may inhibit our ability to provide services to our customers and the ability of our customers to access our systems. This may result in the loss of customers or a reduction in demand for our services. In addition, we are in the process of transitioning to a new third-party software platform and we cannot assure you that this transition will be successful and will not disrupt our operations. If disruption occurs, our profitability and results of operations may suffer.

WE FACE INTENSE COMPETITION FROM LARGER, MORE ESTABLISHED COMPANIES, AND WE MAY
NOT BE ABLE TO COMPETE EFFECTIVELY, WHICH COULD REDUCE DEMAND FOR OUR SERVICES.

The online paid search market is intensely competitive. Although we currently pursue a strategy that allows us to partner with owners of websites and search engines, our current and future advertising and distribution network partners may view us as a threat to their own internal paid search services. Nearly all of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue sharing arrangements with network distributors, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we
do. In addition, the search industry has recently experienced consolidation, including the acquisitions of companies offering paid search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus on paid search services. If these industry trends continue, or if we are unable to compete in the paid search market, our financial results may suffer.

IF WE DO NOT MAINTAIN AND GROW A CRITICAL MASS OF ADVERTISING NETWORK AND
DISTRIBUTION NETWORK PARTNERS, THE VALUE OF OUR SERVICES COULD BE ADVERSELY
AFFECTED.

Our success depends, in part, on the maintenance and growth of a critical mass of advertising network and distribution network partners and a continued
interest in our performance-based advertising and search marketing services. If our business is unable to achieve a growing base of advertisers through our advertising network partners, our current distribution partners may be discouraged from continuing to work with us, and this may create obstacles for us to enter into agreements with new distribution partners. Similarly, if our distribution network does not grow and does not continue to improve over time, current and prospective advertising network partners may reduce or terminate their business with us. Any decline in the number of advertising network and distribution network partners could adversely affect the value of our services.

WE EXPECT THAT OUR ANTICIPATED FUTURE GROWTH INCLUDING THROUGH POTENTIAL
ACQUISITIONS, MAY STRAIN OUR MANAGEMENT, ADMINISTRATIVE, OPERATIONAL AND
FINANCIAL INFRASTRUCTURE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

Key components of our business strategy include (i) strengthening our competitive position in the direct navigation market through selective acquisitions of complementary business, services or technologies or (ii)
engaging in other strategic alliances with third parties. Integrating any newly acquired web property or company may be expensive and time-consuming. To finance any acquisition, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us, and, in the case of equity financings, would result in dilution to our shareholders. Any such transactions would be accompanied by the risks commonly encountered in such transactions, including, among others, the difficulty of assimilating operations, technology and personnel of the combined companies, the potential disruption of our ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize our financial and strategic position through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies, the impairment of relationships with existing employees and customers, and potential overpayment for a company or its asset. We have limited experience in these types of acquisitions, and we may not be successful in overcoming these risks or any other potential problems. We cannot assure you that we will be able to consummate any acquisitions or, if consummated, successfully integrate the operations and management of future acquisitions. If we are unable to attract and consummate acquisitions, our growth could be adversely impacted.

IF WE FAIL TO DETECT CLICK-THROUGH FRAUD, WE COULD LOSE THE CONFIDENCE OF OUR
ADVERTISING NETWORK PARTNERS, THEREBY CAUSING OUR BUSINESS TO SUFFER.

We are exposed to the risk of fraudulent or illegitimate clicks on sponsored listings. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in pay-per-click advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertising network partners may become dissatisfied with us, which could lead to loss of advertising network partners and revenue.

THE MARKET FOR INTERNET AND PAID SEARCH ADVERTISING SERVICES IS IN THE EARLY
STAGES OF DEVELOPMENT, AND IF THE MARKET FOR OUR SERVICES DECREASES IT WILL HAVE
A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.

Internet marketing and advertising, in general, and paid search advertising, in particular, are in the early stages of development. Our future revenue and profits are substantially dependent upon the continued widespread acceptance, growth, and use of the Internet and other online services as effective advertising mediums. Many of the largest advertisers have generally relied upon more traditional forms of media advertising and have only limited experience advertising on the Internet. Paid search, in particular, is still in an early stage of development and may not be accepted by consumers for many reasons including, among others, that consumers may conclude that paid search results are less relevant and reliable than non-paid search results, and may view paid search results less favorably than search results generated by non-paid search engines. If consumers reject our paid search services, or commercial use of the
Internet generally, and the number of click-throughs on listings in our distribution network decreases, the commercial utility of our search services could be adversely affected.

OUR FUTURE SUCCESS WILL DEPEND UPON THE CONTINUED DEVELOPMENT AND ENHANCEMENT OF
OUR SERVICES AND TECHNOLOGIES.

The Internet and online commerce industries are characterized by rapid technological change, changing market conditions and customer demands. Our future success will substantially depend on our ability to enhance our existing services, develop new services and proprietary technology and respond to technological advances in a timely and cost-effective manner. The development of our systems and other proprietary technologies entails significant technical and business risk. If we are unable to capitalize on our new services and continue to enhance our existing services in a cost-effective manner, our business could be materially adversely affected.

OUR TECHNICAL SYSTEMS ARE VULNERABLE TO INTERRUPTION AND DAMAGE THAT MAY BE
COSTLY AND TIME-CONSUMING TO RESOLVE AND MAY HARM OUR BUSINESS AND REPUTATION.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from:

      o   fire;

      o   floods;

      o   network failure;

      o   hardware failure;

      o   software failure,

      o   power loss;

      o   telecommunications failures;

      o   break-ins;

      o   terrorism, war or sabotage;

      o   computer viruses;

      o   denial of service attacks;

      o   penetration of our network by unauthorized
          computer users and "hackers" and other similar
          events;

      o   natural disaster; and

      o   other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network.
Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. We have deployed firewall hardware intended to thwart hacker attacks. Although we maintain property insurance and business interruption insurance, our insurance may not be

adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our advertising network and distribution network partners, our revenue may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and technology platform. If we fail to accomplish these tasks in a timely manner, our business and reputation will likely suffer.

WE RELY ON THIRD PARTY TECHNOLOGY, SERVER AND HARDWARE PROVIDERS, AND A FAILURE
OF SERVICE BY THESE PROVIDERS COULD ADVERSELY AFFECT OUR BUSINESS AND
REPUTATION.

We rely upon third party data center providers to host our main servers and expect to continue to do so. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current co-location providers. We also rely on third party providers for components of our technology platform, such as hardware and software providers, and domain name registrars. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

WE DEPEND ON THE GROWTH OF THE INTERNET AND INTERNET INFRASTRUCTURE FOR OUR
FUTURE GROWTH AND ANY DECREASE OR LESS THAN ANTICIPATED GROWTH IN INTERNET USAGE
COULD ADVERSELY AFFECT OUR BUSINESS PROSPECTS.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

      o   possible disruptions or other damage to the Internet or
          telecommunications infrastructure;

      o   failure of the individual networking infrastructures of our advertising network and distribution network partners to alleviate potential overloading and delayed response times;

      o   a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

      o   increased governmental regulation and taxation; and

      o   actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the
Internet and the privacy of users may inhibit the growth of the Internet and other online services, especially online commerce. In order for the online commerce market to develop successfully, we and other market participants must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease or less than anticipated growth in
Internet usage could have a material adverse effect on our business prospects.

                                        9

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR SUCCESS,
AND THE LOSS OF THESE OFFICERS AND KEY PERSONNEL COULD HARM OUR BUSINESS.

Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel, including Laura
A. Betterly, our President and Chief Executive Officer, and Robert J. Cefail,
our Vice President and Treasurer. Our performance also depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

We anticipate that significant expansion of our present operations will be required to capitalize on potential growth in market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. We expect to add a significant number of additional key personnel in the future, including key managerial and technical employees who will have to be fully integrated into our operations. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially adversely affected.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY CLAIMS THAT CREATE UNCERTAINTY ABOUT
OWNERSHIP OF TECHNOLOGY ESSENTIAL TO OUR BUSINESS AND DIVERT OUR MANAGERIAL AND
OTHER RESOURCES.

There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, claim infringement by us with respect to our current or future services, trademarks or other proprietary rights. Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.

We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could cause us to pay substantial damages, including treble damages if we willfully infringe, and, also, could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other

                                       10

interim proceedings or developments in the litigation. If investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

Any intellectual property litigation could negatively impact our business by diverting resources and management attention away from other aspects of our business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

FAILURE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS
COULD HARM OUR COMPETITIVE POSITION.

Our success is substantially dependent upon our proprietary technology. We have not filed patent applications for any of our technology and rely on a combination of trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures, to protect our proprietary rights. Much of our proprietary information may not be patentable, and we do not currently possess any patents. We cannot assure you that we will develop proprietary technologies that are patentable. We cannot assure you that we will be able to secure significant protection for our trademarks. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our services or design around patents issued to us or our other intellectual property rights. If we are unable to adequately protect our intellectual property and proprietary rights, our business and our operations could be adversely affected.

WE ARE SUSCEPTIBLE TO GENERAL ECONOMIC CONDITIONS, AND A DOWNTURN IN ADVERTISING
AND MARKETING SPENDING BY MERCHANTS COULD ADVERSELY AFFECT OUR OPERATING
RESULTS.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact merchant-consumer transactions. If there were to be a general economic downturn that affected consumer activity in particular, however slight, then we would expect that business entities, including merchant advertisers, could substantially and immediately reduce their advertising and marketing budgets. We believe that during periods of lower consumer activity, merchant spending on advertising and marketing is more likely to be reduced, and more quickly, than many other types of business expenses. These factors could cause a material adverse effect on our operating results.

WE MAY BE SUBJECT TO LAWSUITS FOR INFORMATION DISPLAYED ON OUR WEBSITES AND THE
WEBSITES OF ADVERTISERS DISPLAYED ON OUR DISTRIBUTION NETWORK, WHICH MAY AFFECT
OUR BUSINESS.

Laws relating to the liability of providers of online services for activities of their advertisers and for the content of their advertisers' listings are currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our distribution network. These kinds of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by advertisers displayed on our distribution network. Our potential liability for unlawful activities of advertisers or for the content of advertisers' listings displayed on our distribution network could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these kinds of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, they may adversely affect our business.

                                       11

IF WE ARE UNABLE TO OBTAIN AND MAINTAIN ADEQUATE INSURANCE, OUR FINANCIAL
CONDITION COULD BE ADVERSELY AFFECTED IN THE EVENT OF UNINSURED OR INADEQUATELY
INSURED LOSS OR DAMAGE.

We may not be able to obtain and maintain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties that are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

NEW RULES, INCLUDING THOSE CONTAINED IN AND ISSUED UNDER THE SARBANES-OXLEY ACT
OF 2002, MAY MAKE IT DIFFICULT FOR US TO RETAIN OR ATTRACT QUALIFIED OFFICERS
AND DIRECTORS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and
Exchange Commission.

Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual's independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business could be adversely affected.

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE
ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD, WHICH COULD
HARM OUR BRAND AND OPERATING RESULTS.

Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. In addition, Section
404 under the Sarbanes-Oxley Act of 2002 requires that we assess and our auditors attest to the design and operating effectiveness of our controls over financial reporting. Our compliance with the annual internal control report requirement for our first fiscal year ending on or after July 15, 2007, the requisite SEC compliance date, will depend on the effectiveness of our financial reporting and data systems and controls across our operating subsidiaries. We expect these systems and controls to become increasingly complex to the extent that we integrate acquisitions and our business grows. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause us to fail to meet our financial reporting obligations.
Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

GOVERNMENT AND LEGAL REGULATIONS MAY DAMAGE OUR BUSINESS.

We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet and e-commerce. Such existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution,

                                       12

electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access, and the characteristics and quality of products and services. The Federal Trade
Commission, or FTC, has recently reviewed the way in which search engines disclose paid search practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid search listings on search results. The adoption of laws or regulations relating to placement of paid search advertisements or user privacy, defamation or taxation may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE COULD BE LIABLE FOR BREACHES OF SECURITY ON OUR WEBSITE.

A fundamental requirement for e-commerce is the secure transmission of confidential information over public networks. Although we have developed systems and processes that are designed to protect consumer information and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results.

STATE AND LOCAL GOVERNMENTS MAY BE ABLE TO LEVY ADDITIONAL TAXES ON INTERNET
ACCESS AND ELECTRONIC COMMERCE TRANSACTIONS, WHICH COULD RESULT IN A DECREASE IN
THE LEVEL OF USAGE OF OUR SERVICES.

Beginning in 1998, the federal government imposed a moratorium on state and local governments' imposition of new taxes on Internet access and eCommerce transactions, which has now expired. State and local governments may be able to levy additional taxes on Internet access and eCommerce transactions unless the moratorium is reinstituted. Any increase in applicable taxes may make eCommerce transactions less attractive for businesses and consumers, which could result in a decrease in eCommerce activities and the level of usage of our services.

RISKS RELATING TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

TRADING OF OUR COMMON STOCK IS LIMITED, WHICH MAY MAKE IT DIFFICULT FOR YOU TO
SELL YOUR SHARES AT TIMES AND PRICES THAT YOU FEEL ARE APPROPRIATE.

Trading of our common stock is conducted on the pink sheets, an inter-dealer quotation system that provides significantly less liquidity than the OTC
Bulletin Board, NASDAQ market or the national securities exchanges. In addition, trading in our common stock has been extremely limited. This limited trading adversely effects the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of us. As a result, you may obtain lower prices for our common stock than might otherwise be obtained and there could be a larger spread between the bid and ask prices for our common stock.

OUR COMMON STOCK IS CLASSIFIED AS A "PENNY STOCK" UNDER SEC RULES WHICH LIMITS
THE MARKET FOR OUR COMMON STOCK.

Because our stock is not traded on a stock exchange or on the NASDAQ National
Market or the NASDAQ Small Cap Market, and because the market price of the common stock has historically been significantly less than $5.00 per share, our common stock may be classified as a "penny stock." SEC Rule 15g-9 under the
Exchange Act imposes additional sales practice requirements on

                                       13

broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions.
Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN AND IS LIKELY TO CONTINUE TO BE
HIGHLY VOLATILE, WHICH COULD CAUSE INVESTMENT LOSSES FOR OUR SHAREHOLDERS AND
RESULT IN SHAREHOLDER LITIGATION WITH SUBSTANTIAL COSTS, ECONOMIC LOSS AND
DIVERSION OF OUR RESOURCES.

We cannot predict the extent to which investor interest will support an active and liquid trading market for our common stock. In addition, the trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations as a result of various factors, many of which are beyond our control, including:

      o   developments concerning proprietary rights, including patents, by us or a competitor;

      o   market acceptance of our new and existing services and technologies;

      o   announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

      o   actual or anticipated fluctuations in our operating results;

      o   continued growth in the Internet and the infrastructure for providing
          Internet access and carrying Internet traffic;

      o   introductions of new services by us or our competitors;

      o   enactment of new government regulations affecting our industry;

      o   changes in the number of our advertising and distribution network partners;

      o   seasonal fluctuations in the level of Internet usage;

      o   loss of key employees;

      o   institution of intellectual property litigation by or against us;

      o   success of our international expansion;

      o   changes in the market valuations of similar companies; and

      o   changes in our industry and the overall economic environment.

Due to the emerging nature of the paid search market, we may not be able to accurately predict our operating results on a quarterly basis, if at all, which may lead to volatility in the trading price of our common stock. In addition, the stock market in general, and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that

                                       14

have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.
In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management's attention and resources. As a result of these and other factors, you may not be able to resell your shares above the price you paid and may suffer a loss on your investment.

IF THE OWNERSHIP OF OUR COMMON STOCK CONTINUES TO BE HIGHLY CONCENTRATED, IT MAY
PREVENT YOU AND OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE
DECISIONS AND MAY RESULT IN CONFLICTS OF INTEREST THAT COULD CAUSE OUR STOCK
PRICE TO DECLINE.

As of January 20, 2006, our executive officers, directors, and their affiliates beneficially owned or controlled approximately 66% of the outstanding shares of our common stock. Accordingly, these executive officers, directors, and their affiliates, acting as a group, will have substantial influence and may control the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These shareholders may also delay or prevent a change of control of our company, even if such a change of control would benefit our other shareholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

FUTURE SALES OF SHARES OF OUR COMMON STOCK THAT ARE ELIGIBLE FOR SALE BY OUR
SHAREHOLDERS MAY DECREASE THE PRICE OF OUR COMMON STOCK.

We had approximately 34,228,470 shares of common stock outstanding as of January
20, 2006. Of these shares, 22,598,690 are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 of the Securities Act. Actual sales, or the prospect of sales by our present shareholders or by future shareholders, may have a negative effect on the market price of our common stock.

OUR CERTIFICATE OF INCORPORATION LIMITS DIRECTOR LIABILITY THEREBY MAKING IT
DIFFICULT TO BRING ANY ACTION AGAINST THEM FOR BREACH OF FIDUCIARY DUTY.

As permitted by Florida law, our Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Florida law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

We are substantially dependent on receipt of additional capital to effectively execute our business plan. If adequate funds are not available to us on favorable terms we will not be able to effectively carry out our business plan and respond to competitive pressures, which would affect our ability to continue as a going concern. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our Common Stock and our stockholders may experience additional dilution.

                                       15

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO RAPIDLY
DECLINE.

The market price of our Common Stock may fall rapidly and significantly due to sales of our Common Stock from other sources such as:

   o The sale of shares of our Common Stock underlying the exercise of outstanding options and warrants.

   o The sale of shares of our Common Stock, which are available for resale under Rule 144 or are otherwise freely tradable and which are not subject to lock-up restrictions.

Any sale of substantial amount of our Common Stock in the public market, or the perception that these sales might occur, whether as a result of the exercise of outstanding warrants or options or otherwise, could lower the market price of our Common Stock. Furthermore, substantial sales of our Common Stock by such parties in a relatively short period of time could have the effect of depressing the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

OUR FAILURE TO REGISTER SHARES IN THE NEAR FUTURE WILL MATERIALLY AFFECT THE
INTEREST OF ALL SHAREHOLDERS.

         We granted VICIS registration rights in connection with the November
2005 placement of the note and related common stock purchase warrants. The shares underlying the note and common stock purchase warrants are being registered hereunder. We were obligated to file the registration statement on or before January 30, 2006. We are required to have the registration statement, of which this Prospectus is a part, declared effective by the Commission on or before May 30, 2006. If we fail to meet these time frames, we are subject to liquidated damages payable either in cash or Series A Warrants (as determined by dividing the amount of liquidated damages by the fixed conversion price as defined in the note, an amount equal to one percent (1%) of the amount of the note and Series A Warrants for each calendar month or portion thereof until the registration statement is declared effective). In no event shall the amount of liquidated damages exceed nine percent (9%) of the amount of the initial investment in the note. Our failure to timely file and have declared effective a selling shareholder registration statement will have an adverse effect on our operations due to the amount of liquidated damages that we will incur for failure to fulfill our registration rights obligations with respect to these investors. See "Circumstances under which Selling Stockholders Acquired
Securities".

                                       16

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         The "forward-looking" safe harbor does not apply to our company because we issue "penny stock" and are excluded from the safe harbor pursuant to Section
27A of the Securities Act and Section 21E of the Securities Exchange Act of
1934, as amended (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate,"
"estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the
"Risk Factors" contained on pages 6 through 13 of this Prospectus.

         Because the factors discussed in this Prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of our company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                       17

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the Selling
Stockholders. We may receive proceeds if warrants are exercised by Selling
Stockholders. These proceeds, if any, will be used for working capital purposes or any other purpose approved by the Board of Directors.

                                       18

                              SELLING STOCKHOLDERS

         The following table sets forth information as of January 20, 2006 with respect to the beneficial ownership of our Common Stock both before and immediately following the offering by each of the Selling Stockholders.

         Calculation of the percent of outstanding shares owned is based on shares of our Common Stock issued and outstanding as of December 31, 2005.
Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of Common Stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of Common Stock underlying warrants by that holder that are currently exercisable within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group. Because the
Selling Stockholders may sell all or some portion of the shares of Common Stock beneficially owned by them, only an estimate (assuming the Selling Stockholders sell all of the shares offered hereby) can be given as to the number of shares of Common Stock that will be beneficially owned by the Selling Stockholders after this offering. In addition, any selling stockholder may have sold, transferred or otherwise disposed or, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

                                       19

                                     COMMON SHARES              COMMON SHARES          COMMON SHARES
                               OWNED BEFORE THE OFFERING   OFFERED IN THE OFFERING  OWNED AFTER OFFERING
                              ----------------------------------------------------------------------------
NAME OF STOCKHOLDER            NUMBER (1)       %(2)         NUMBER         %         NUMBER         %
----------------------------------------------------------------------------------------------------------
VICIS Capital Master Fund(3)   20,000,000           4.9%   20,000,000       72.9%            0         0%
----------------------------------------------------------------------------------------------------------
Capital Advisory Group (4)        520,000           1.5%      520,000        1.9%            0         0%
----------------------------------------------------------------------------------------------------------
Mavelties, Inc. (4)               262,500            .7%      262,500        1.0%            0         0%
----------------------------------------------------------------------------------------------------------
William Green (4)                  66,667            .2%       66,667         .2%            0         0%
----------------------------------------------------------------------------------------------------------
Patricia Garner (4)                66,667            .2%       66,667         .2%            0         0%
----------------------------------------------------------------------------------------------------------
Kris Nickerson (4)                666,667           1.9%      666,667        2.4%            0         0%
----------------------------------------------------------------------------------------------------------
Hearlie Hendricks (4)              33,333            .1%       33,333         .1%            0         0%
----------------------------------------------------------------------------------------------------------
Georgette Bales (4)                33,333            .1%       33,333         .1%            0         0%
----------------------------------------------------------------------------------------------------------
Michael T. Cronin (5)             150,000            .4%      150,000         .5%            0         0%
----------------------------------------------------------------------------------------------------------
Midtown Partners & Co.,         2,000,000           5.5%    2,000,000        7.3%            0         0%
LLC (6)
----------------------------------------------------------------------------------------------------------
Nobelco (7)                       600,000           1.7%    1,200,000        4.4%            0         0%
----------------------------------------------------------------------------------------------------------
Compass International
Consulting, Inc. (8)            1,950,000           5.4%    1,850,000        8.9%            0         0%
----------------------------------------------------------------------------------------------------------

(1)      Listed shares represent the aggregate of (i) the number of common shares owned, (ii) the number of common shares issuable upon exercise of warrants owned by certain of the selling stockholders and (iii) the number of common shares underlying the conversion feature of outstanding convertible notes owned by certain of the selling stockholders. See "Circumstances Under Which Selling Stockholders
         Acquire Securities."

(2)      Percentages calculated based upon the percent of outstanding shares owned by the security holder based on shares of our common stock outstanding as of January 20, 2006.

(3)      Represents 5,000,000 shares of our common stock, issuable upon exercise of a $1,000,000 convertible note and up to 15,000,000 shares of our common stock, issuable upon exercise common stock purchase warrants, issued to this investor. VICIS has entered into an agreement, which provides that it will not acquire any additional shares of our common stock in the open market, convert the convertible note into common stock or exercise warrants when the effect of such a purchase, exercise or conversion would be to increase its equity ownership position above
         4.9% unless otherwise waived by us. Accordingly, because it is not anticipated that VICIS will acquire beneficial ownership within the next 60 days, the shares of our common stock underlying warrants or conversion privileges are excluded from the common shares owned before the offering columns. The convertible note and the warrants were issued to VICIS in a private placement transaction pursuant to Section 4(2)
         and Rule 506 of Regulation D under the Securities Act of 1933, as amended. VICIS has represented that it is an "accredited investor" as that rule is defined under Rule 501(a) of Regulation D.

(4)      In connection with the funding from VICIS, we reached agreement with the seven (7) holders of $200,500 of outstanding convertible notes to convert such notes in an aggregate of 1,649,167 shares of our common stock. We granted these converting noteholders piggyback registration rights.

(5)      Represents shares issued in consideration of legal services.

(6)      Represents  ten percent (10%) warrant  coverage for acting as the placement agent in connection with the VICIS funding.

(7)      Represents six percent (6%) warrant coverage as a finder in connection with the VICIS funding of which one-half, or 600,000 warrants were assigned to Compass International Consulting, Inc.

(8)      Represents 1,250,000 shares issued as consideration for a Corporate
         Consulting Agreement and 600,000 common stock purchase warrants assigned from Nobelco.

                                       20

       CIRCUMSTANCES UNDER WHICH SELLING STOCKHOLDERS ACQUIRED SECURITIES

         Set forth below is a summary of the circumstances that led to the issuance to the listed Selling Stockholders of shares of our Common Stock and the securities, which are convertible or exercisable into shares of our Common
Stock.

         On November 30, 2005 we closed on a $1,000,000 funding of a Senior
Secured Convertible Promissory Note ("Note") and Common Stock Purchase Warrants.
We netted approximately $810,000 after payment of placement agent fees, finder fees, due diligence fees and legal fees in connection with this funding. There was one accredited investor who purchased these securities - VICIS. The Note bears interest at nine percent (9%) per annum and interest is payable at the option of the Company semi-annually either in cash or in registered common stock at a fifteen percent (15%) discount to the market price. The fixed conversion price is twenty cents (.20). The maturity date of the Note is May 31, 2007.

         In addition, VICIS was issued (i) warrants to acquire 5,000,000 common shares at an exercise price of forty-five cents ($.45) per share with a five (5)
year exercise period; (ii) warrants to acquire 5,000,000 common shares at exercise price of seventy cents ($.70) for a seven (7) year exercise period; and
(iii) warrants to acquire 5,000,000 common shares at an exercise price of ninety cents ($.90) with a ten (10) year exercise period.

         We agreed to register all of the shares underlying the Note, warrants, placement agent warrants and finder warrants in connection with this financing.
We are subject to certain liquidated damages not to exceed nine percent (9%) if we do not meet certain filing timelines. VICIS was granted other certain rights including an 18 month right of first offer and most favored nations anti-dilution protection. We also entered into certain other covenants and agreements with the investor as more fully set forth in the form of Note and
Purchase Agreement to which reference is made.

         In addition, we are obligated to issue the placement agent and finders in this transaction warrants to acquire up to 3,200,000 shares of our common stock (10% warrant coverage to placement agent and 6% warrant coverage to the finders) on the same terms and conditions as issued to VICIS: (i) warrants to acquire 800,000 common shares are issuable at an exercise price of twenty cents
(.20) for sixteen (16) months; (ii) warrants to acquire 800,000 common shares at an exercise price of forty-five cents (.45) with a five (5) year exercise term;
(iii) warrants to acquire 800,000 common shares at an exercise price of seventy cents (.70) with a seven (7) year term; and (iv) warrants to acquire 800,000 common shares at an exercise price of ninety cents (.90) with a ten (10) year term. All of these placement agent warrants and finder warrants have cashless exercise and piggyback registration rights.

         In connection with this financing we reached an agreement with the holders of approximately $200,500 of our outstanding convertible notes to convert such notes into 1,649,167 shares of our common stock. We granted these noteholders piggyback registration rights.

         In January 2006, we entered into a Corporate Consulting Agreement with
Compass International Consulting, Inc. to provide marketing and branding services. In consideration for such services we agreed to issue this shareholder
1,250,000 of our common stock. Nobelco also assigned one-half (1/2) or 600,000 common stock purchase warrants to this Company as part of its finder's fees.

         We also agreed to issue 150,000 shares of our common stock to counsel in partial satisfaction of legal fees and granted counsel piggyback registration rights.

                                       21

         All of the warrants registered on behalf of VICIS, placement agent warrants and finder warrants, contain "full ratchet" for anti-dilution protection to avoid dilution of the equity interests represented by the underlying shares upon the occurrence of certain events, such as share dividends or stock splits or the issuance of equity securities with an issuance, conversion or exercise price less than the exercise price of the applicable warrants. In connection with the placement of the convertible note to VICIS, we paid Midtown Partners & Co., LLC a nine percent (9%) placement fee ($90,000) and paid Nobelco a six percent (6%) ($60,000) finder's fee (of which 1/2 or $30,000 was paid to Compass International Consulting, Inc.). These cash payments are in addition to the placement agent and finder warrants described above. In addition, we paid VICIS a $15,000 due diligence fee and a $7,500 attorney fee.

         All of the securities identified above, are referred to as the
"Registrable Securities".

                                       22

                              PLAN OF DISTRIBUTION

         The Selling Stockholders and any of their pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

         o        on the OTC electronic bulletin board (OTC:BB) or such other market on which the Common Stock may from time to time be
                  trading;

         o        in privately-negotiated transactions;

         o        through the writing of options on the shares;

         o        short sales; or

         o        any combination thereof;

         The sale price to the public may be:

         o        the market price prevailing at the time of sale;

         o        a price related to such prevailing market price;

         o        at negotiated prices; or

         o        such other price as the selling stockholders determine from time to time.

         The shares may also be sold pursuant to Rule 144. The Selling
Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. These broker-dealers may be compensated with discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both. The compensation as to a particular broker-dealer might be greater than customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. The Selling Stockholders may sell shares of Common Stock in block transactions to market makers or other purchases at a price per share, which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the
Securities Act or the Securities Exchange Act of 1934 (or Exchange Act) or the
rules and regulations under such Acts.

         The Selling Stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a Selling
Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

                                       23

         The Selling Stockholders and any other persons participating in the sale or distribution of shares will be subject to applicable provisions of the
Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares but, the Selling Stockholders or any other such person. Furthermore, under
Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

                                       24

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

IMPORTANT NOTE ABOUT FORWARD-LOOKING STATEMENTS

         The following discussion and analysis should be read in conjunction with our audited financial statements as of December 31, 2004 and our unaudited financial statements for the nine months ended September 30, 2005 and the notes thereto, all of which financial statements are included elsewhere in this
Prospectus. In addition to historical information, the following discussion and other parts of this Prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under
"Business" and elsewhere in this Prospectus.

         The statements that are not historical constitute "forward-looking statements". Said forward-looking statements involve risks and uncertainties that may cause the actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements, express or implied by such forward-looking statements. These forward-looking statements are identified by their use of such terms and phrases as "expects", "intends", "goals", "estimates", "projects",
"plans", "anticipates", "should", "future", "believes", and "scheduled".

         The variables which may cause differences include, but are not limited to, the following: general economic and business conditions; competition;
success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; availability, terms and deployment of capital; business abilities and judgment of personnel;
availability of qualified personnel; labor and employment benefit costs;
availability and costs of raw materials and supplies; and changes in, or failure to comply with various government regulations. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this
Prospectus will prove to be accurate.

         In light of the significant uncertainties inherent in the
forward-looking statements included herein the inclusion of such information should not be regarded as a representation by the Company or any person that the objectives and expectations of the Company will be achieved.

GENERAL

LOSSES FROM OPERATIONS; ACCUMULATED DEFICIT; NEGATIVE NET WORTH AND GOING
CONCERN.

         Historically we have not generated sufficient revenues from operations to self-fund our capital and operating requirements. These factors raise substantial doubt concerning our ability to continue as a going concern. We expect that our working capital will come from fundings that will primarily include equity and debt placements.

         Our financial statements have been prepared in contemplation of our ability to continue as a going concern. The Company incurred a net loss of approximately $(105,900) for the year ended December 31, 2004, and had an accumulated deficit at September 30, 2005 of approximately $(1,155,800). In addition, at September 30, 2005, we have a working capital deficit of approximately $(619,700) and we used approximately $(121,400) of cash to fund our operating activities during the nine months ended September 30, 2005. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the

                                       25

recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event we cannot continue in existence.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Our financial statements reflect the selection and application of accounting policies, which require management to make significant estimates and assumptions. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

Use of Estimates

         The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues, and expenses and related contingent liabilities.
On an on-going basis, we evaluate our estimates, including those related to revenues, bad debts, income taxes, contingencies, and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Net Income (Loss) Per Common Share

         We compute net income (loss) per share in accordance with SFAS No. 128
"Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98
("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the periods. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. Because of our net losses, none of our common stock equivalents are considered to be dilutive; as such basic and diluted net loss per share are identical for all of the periods presented.

Stock-Based Compensation

We have adopted SFAS No. 148 "Accounting for Stock-Based Compensation -
Transition and Disclosure" (SFAS No. 148). This statement amends FASB statement
No. 123, "Accounting for Stock Based Compensation". It provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for employee stock based compensation. It also amends the disclosure provisions of FASB statement No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. As permitted by SFAS No. 123 and amended by SFAS No. 148, we used the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock
Issued to Employees," to account for our stock-based employee compensation arrangements through December 31, 2005. On January 1, 2006, in accordance with
SFAS 123 {R}, we began recognizing compensation expense for stock based employee arrangements in an amount equal to the fair value of share-based payments (see
Recent Pronouncements below).

Long-Lived Assets

Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for
the Impairment or Disposal of Long-Lived Assets" requires that long-lived assets, including certain identifiable

                                       26

intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets in question may not be recoverable. We believe that all of our long-lived assets are recoverable as of December 31, 2004.

Note that subsequent to September 30, 2005, we issued certain convertible debentures that may include beneficial conversion features. In addition, the debenture holders received certain warrants in connection with the transaction.
Our accounting policies regarding these financial instruments will be formulated after review and analysis of EITF's 98-5 AND 00-16.

RECENT PRONOUNCEMENTS

FIN 46 - CONSOLIDATION OF VARIABLE INTEREST ENTITIES

         In January 2003, the Financial Accounting Standards Board ("FASB")
issued FIN 46, (revised in December 2003 as FIN46R) "Consolidation of Variable
Interest Entities," which clarifies the application of Accounting Research
Bulletin ("ARB") 51, Consolidated Financial Statements, to certain entities
(called variable interest entities) in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure requirements of this Interpretation are effective for all financial statements issued after
January 31, 2003. The consolidation requirements apply to all variable interest entities created after January 31, 2003. In addition, public companies must apply the consolidation requirements to variable interest entities that existed prior to February 1, 2003 and remain in existence as of the beginning of annual or interim periods beginning after June 15, 2003. The adoption of FIN 46R did not have a significant impact on our consolidated financial statements.

SFAS 150 - ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF
BOTH LIABILITIES AND EQUITY

         In May 2003, SFAS No. 150 "Accounting for Certain Financial Instruments
with Characteristics of Both Liabilities and Equity," was issued to establish new standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an entity classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as equity. This statement was effective when issued for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for calendar year public companies for the third quarter of 2003.
The adoption of SFAS 150 had no impact on our consolidated financial statements.

SFAS 132 - EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT
BENEFITS

         In December 2003, SFAS No. 132R (revised) was issued which prescribes the required employers' disclosures about pension plans and other postretirement benefit plans; but it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original Statement 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. Since we do not have any types of pension plans or other postretirement benefits, the adoption of this Statement did not have an effect on our consolidated financial statements.

                                       27

SFAS 123(R) SHARE-BASED PAYMENTS

         In December 2004, SFAS No. 123 ("FAS 123 (R)"), Share-Based Payments
was issued. This statement requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. We will be required to apply FAS 123 (R) on a modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, we may elect to adopt FAS 123 (R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by
FAS 123. FAS 123 (R) is effective for the first reporting period beginning after
December 15, 2005. We have determined that the adoption of FAS 123 (R) will not have a material effect on our consolidated financial statements.

SFAS 153 - EXCHANGES OF NONMONETARY ASSETS AN AMENDMENT OF APB OPINION NO. 29

         In December 2004, SFAS No. 153 was issued amending APB Opinion No. 29 to eliminate the exception allowing nonmonetary exchanges of similar productive assets to be measured based on the carrying value of the assets exchanged as opposed to at their fair values. This exception was replaced with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after December 15, 2005. The adoption of this statement is not expected to have a material impact on our consolidated financial statements.

RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR FISCAL YEAR 2004 VS. 2003

         During the year ended December 31, 2004, we generated approximately
$1,311,600 in marketing services revenues and incurred costs of revenues of approximately $466,000 as compared to total revenues and costs of revenues of approximately $760,900 and $251,500, respectively during the year ended December
31, 2003. The increase resulted primarily from a streamlined approach to customer retention. The product line of the Company was changed in the third quarter of 2004 and the increase in sales and decrease in cost of good sold is a direct result of instituting new search engine marketing services to our clients and discontinuing bulk e-mail as a marketing tool.

         During the year ended December 31, 2004 and 2003, we incurred other operating expenses of approximately $951,500 and $587,800, respectively. This increase resulted primarily from an increase in employee compensation and benefits expense of being primarily a service business (see comments above regarding this matter).

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED 9/30/05 AND 9/30/04

         During the nine months ended September 30, 2005, we generated approximately $1,140,600 in marketing services revenues and incurred costs of revenues of approximately $249,200 as compared to total revenues and costs of revenues of approximately $1,017,100 and $408,400, respectively during the nine months ended September 30, 2004. The increase resulted primarily from a streamlined approach to customer retention. The product line of the Company was changed in the third quarter of 2004 and the increase in sales and decrease in cost of good sold is a direct result of instituting new search engine marketing services to our clients and discontinuing bulk e-mail as a marketing tool.

                                       28

         During the nine months ended September 30, 2005 and 2004, we incurred other operating expenses of approximately $1,838,700 and $660,700, respectively.
This increase resulted primarily from stock based consulting expense of $720,000 that resulted from a one year consulting agreement we entered in December 2004, and from the increase in salaries of being primarily a service business (see comments above regarding this matter). In addition, our selling and marketing costs increased, due most notably to a Search Engine Strategies trade show in the first quarter of 2005 with a cost of approximately $50,000. Finally, our management fee expense increased as a result of the management fee agreements entered in June 2005.

         During the nine months ended September 30, 2005 and 2004, we also had net other losses aggregating approximately $22,500 and $-0-, respectively. This amount includes approximately $16,300 due to an unrealized holding loss on marketable securities that we intend to sell, as well as a realized loss of approximately $2,000 on marketable securities we sold. We also recognized approximately $6,400 of interest on short-term debt.

LIQUIDITY AND CAPITAL RESOURCES

         During the nine months ended September 30, 2005, we used cash of approximately $121,400 for operating activities as compared to cash generated by operations of approximately $18,600 during the nine months ended September 30,
2004. The increase in cash used resulted primarily from the timing of payment of certain payables and accrued liabilities during the nine months ended September
30, 2004 as compared to the nine months ended September 30, 2005.

         During the nine months ended September 30, 2005 and 2004, we used cash of approximately $53,800 and $4,000 for investing activities, primarily arising from purchases of furniture and equipment. In addition, we invested $16,000 in a joint venture.

         During the nine months ended September 30, 2005 and 2004, we generated cash of approximately $193,400 and $-0-, respectively, from financing activities. The proceeds arose from borrowings on convertible notes. Subsequent to September 30, 2005, we sold similar additional convertible notes having a principal balance of approximately $7,300. The notes, which were short term, interest bearing with rates from 6% to 8% and convertible into shares of our common stock at prices ranging from $.03 to $.25 per share, were converted into
1,649,167 shares of our common stock upon the closing of the $1,000,000 funding of a Senior Secured Convertible Promissory Note discussed below. We have granted these note holders piggyback registration rights.

         On November 30, 2005 we closed on a $1,000,000 funding of a Senior
Secured Convertible Promissory Note ("Note") and Common Stock Purchase Warrants.
We netted approximately $810,000 after payment of placement agent fees, finder fees, due diligence fees and legal fees in connection with this funding. There was one accredited investor who purchased these securities. The Note bears interest at nine percent (9%) per annum and shall be payable at our option semi-annually either in cash or in registered common stock at a fifteen percent
(15%) discount to the market price. The fixed conversion price is twenty cents
(.20). The maturity date of the Note is May 31, 2007.

         In addition, the investor was issued (i) warrants to acquire 5,000,000 common shares at an exercise price of forty-five cents (.45) per share with a five (5) year exercise period; (ii) warrants to acquire 5,000,000 common shares at exercise price of seventy cents (.70) for a seven (7) year exercise period;
and (iii) warrants to acquire 5,000,000 common shares at an exercise price of ninety cents (.90) with a ten (10) year exercise period.

         We have agreed to register all of the shares underlying the Note, warrants, placement agent and finder warrants in connection with this financing.
We are subject to certain liquidated damages not to exceed nine percent (9%) if we do not meet certain filing timelines as more fully

                                       29

set forth in the form of the Registration Rights Agreement previously filed under Form 8-K. The investor was granted other certain rights including an 18 month right of first offer and most favored nations anti-dilution protection. We also entered into certain other covenants and agreements with the investor as more fully set forth in the form of Note and Purchase Agreement also previously filed under the above mentioned Form 8-K.

         In addition, we are obligated to issue the placement agent and finders in this transaction warrants to acquire up to 3,200,000 shares of our common stock (10% warrant coverage to placement agent and 6% warrant coverage to the finder) on the same terms and conditions as issued to the investor: (i) warrants to acquire 800,000 common shares are issuable at an exercise price of twenty cents (.20) for sixteen (16) months; (ii) warrants to acquire 800,000 common shares at an exercise price of forty-five cents (.45) with a five (5) year exercise term; (iii) warrants to acquire 800,000 common shares at an exercise price of seventy cents (.70) with a seven (7) year term; and (iv) warrants to acquire 800,000 common shares at an exercise price of ninety cents (.90) with a ten (10) year term. All of these placement agent and finder warrants have cashless exercise and piggyback registration rights.

         At December 31, 2005, we have approximately $360,000 in cash. Since we have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operations, there is no assurance that this amount will be sufficient to fund our cash needs for the next twelve months.

INFLATION

         Most of our expenses are affected by inflation, which generally results in increased operating costs. We believe that the net effect of inflation on our results of operations is minimal.

SEASONALITY

         We do not believe that seasonality of operations has a material affect on our business.

                                       30

                                    BUSINESS

OUR BUSINESS

         We are primarily an online marketing and PR firm which specializes in generating Web site visitors, leads and customers for its business clients using a combination of effective systems. We use sophisticated market research to dramatically increase the effectiveness of Web properties. This unique blend of effective tools is getting greatly increased relevant traffic to our clients'
sites. This blend consists of design based market research, search engine advertising, search engine publicity campaigns, strategically placed Web site advertising, and ongoing email broadcasts to individuals that ask for more information. This in turn is causing increased traffic, leads, customers, and ultimately sales to its clients. We designed our suite of services to provide businesses an effective method of driving qualified prospects for their products and services to their websites.

         Our distribution strategy, or means of driving traffic to our clients and web properties, has been focused on primarily search engine marketing and strategically placed articles and press releases written on behalf of our clients.

         We primarily provide Internet marketing services that facilitate our client's businesses web sites to gain market share of their respective properties. We do this through market research, keyword research, ad and pay per click campaigns as well as design, and strategically placed articles and press releases. Our services provide businesses an effective method of driving qualified prospects for their products and services to their websites as well as creating effective websites that convert to leads and sales for those businesses. We also provide consulting services, which includes marketing,
Internet and technology consulting services to a variety of small and medium sized companies.

         Our distribution network consists of search engines, sites we have strategic relationships with and our owned and managed web properties. With our recent release of www.pixelbay.org and www.scooop.net we now own the traffic related to those sites to use for the benefit of our clients. Our portfolio of web properties generally contain commercially-relevant search terms in many of the Internet's most popular commerce categories and may include geographically-targeted elements. When users connect to our web properties, they will find relevant sponsored listings. We intend to continue expanding our portfolio of web properties in order to increase our proprietary base of online user traffic.

         Our Internet search services generate revenue several ways. The research phase of any search program is a paid for service. Once the research and testing phase is done, each time an Internet user initiates a search on our distribution network and performs a follow-on click-through on an advertiser listing we generate a click fee. Businesses purchase listings from us and our advertising network partners, which we display on our network in response to targeted keyword searches performed by Internet users. Since the launch of
Scooop.net in September and Pixelbay.org in mid November, we have consistently had an Alexa ranking in the top 40,000 web sites on the net and generated approximately 261,000 and 223,000 visitors to these sites respectively.

         We also provide corporate services, including marketing, Internet and technology consulting services to various small and medium sized companies. We endeavor to provide clients with the appropriate technology and experience to service their needs. In order to be successful, we must understand our clients'
needs, and deliver and manage the client-consultant relationship to the satisfaction of our clients. In order to give our clients a consistent level of service, all our services are codified and our employees get trained in our specific way of marketing in order to give them uniformly standard product.

                                       31

         While we currently provide Internet search services and Internet and technology consulting services, we intend to explore offering additional complementary products and services in the future. We intend to leverage our relationships with our consulting clients to expand our Internet search services offerings. For example, we are implementing a pilot program with eBahn, an internet television company where we will build communities that will stream their own television shows on the net as well as be able to watch cable TV over their computers. While we have generated no meaningful revenues to date from this, this pilot is just in its infancy. Our initial market research points to this being a good source of revenue for the future.

INDUSTRY OVERVIEW

THE INTERNET AND ONLINE COMMERCE

         As use of the Internet to research and purchase products and services increases, businesses are seeking ways to more effectively reach consumers online. As a result, both online and traditional retail businesses are increasingly using the Internet to advertise their products and services.
Forrester Research estimates that spending for online marketing, which includes display advertising, search engine marketing and email marketing, will increase from $10.6 billion in 2005 to $19.7 billion in 2010. The advertising industry, and specifically online advertising, is evolving to meet the increasing online demands of both consumers and businesses. According to the Pew Foundation, over
50% of online purchases are preceded by a search.

PAID SEARCH ADVERTISING

         Paid search or pay-per-click advertising displays advertisers' product and service listings to online consumers in response to their keyword search queries. This feature gives advertisers the ability to target their online advertisements to individuals with specific and immediate interests in their products or services. Because advertisers pay only when an Internet user actually clicks-through on the advertiser's listing, pay-per-click advertising allows online advertisers to accurately measure the effectiveness and response rates of advertisements and adjust their advertising campaigns accordingly.
Although businesses have many online advertising options, we believe that pay-per-click advertising has grown faster and will continue to grow faster than most other online advertising alternatives because it allows businesses to access consumers at the time they have demonstrated a specific interest in an advertiser's products or services through their Internet search. According to
Forrester Research, search engine marketing spending will increase from $5.7 billion in 2005 to $11.6 billion in 2010.

         The online paid search market is intensely competitive. Our technology facilitates advertiser's chances of success with all search engines. We are a
Google Adwords Professional Company and can use their logo on our website and in our promotional materials. Five employees have to pass an exam and manage ad spends over time to get this status. That along with our overall strategy and technology to increase results from paid search marketing is what makes us unique.

         Another thing to note is that our search technology helps exploit an inherent problem that small businesses have with Google Adwords(TM). Google prioritizes ad relevance over the amount advertisers pay per click. Google automatically adjusts ad search position based on ad relevance as determined by individual search engine user behavior. Google will disable marketers that don't have relevant ads or poor click through rates. This is why most small and medium size businesses fail with Google. Our technology allows our clients to be effective in paid search/

OUR STRATEGY

         Our objective is to be a leader in the Internet search services industry primarily by increasing our revenues from our portfolio of web properties, expanding our advertising base, and enhancing the services we currently provide. Key elements of our strategy include the following:

                                       32

         o      Continuing to increase our client base thru press, paid search, and off-line media.
         o      Diversify Our  Distribution Network. Historically, we have focused on primarily  search engine
                marketing with Google. We are building a portal utilizing our technology called AdPlacer(TM) that will allow a point of
                entry to small businesses that is not available today.
                AdPlacer(TM) will be translated into many languages which will leverage the growth of the internet in emerging markets such as India and China.
         o      Continue Building Search Engine Optimization, Marketing and
                Press Services. We intend to leverage our relationships with our corporate services clients, to provide additional Internet search services.
         o      Continue to build and release new websites and communities and utilize their traffic for the benefit of ourselves and our clients.
         o      Continue to produce and sell ad space on Scoop Radio a daily radio show that is broadcast on 1340 AM as well as podcast worldwide.
         o      Continue to produce and release informational properties to train our employees and to enlighten our potential clients.
         o      Finish development of and release subscription based article placing web portal.
         o      Expand Our Advertiser Network. We intend to expand our
                relationships to include additional advertising network
                partners that provide localized paid search results in an
                effort to increase and diversify our revenues.
         o      Explore relevant acquisitions that will enhance our products, services, and client base.
         o      Expand our reseller marketing program to include local
                resellers with protected territories5e.

OUR SERVICES

OUR PRODUCTS AND SERVICES CURRENTLY INCLUDE:

   o   Market research--Online and Offline
   o   Web Site Redesign & Production
   o   Customized Ad Production
   o   Customized Lead Platform Production
   o   Corporate Blog creation and maintenance
   o   Search Engine Advertising
   o   Search Engine Optimization
   o   Targeted Online Promotional Broadcasts
   o   Professionally copy written articles, strategically placed
   o   Professionally copy written Press Releases
   o   ROI Accelerator -  an advanced paid search program that lowers click cost up to 90%
   o   Press Direct - a service that gains Internet market share via strategically written and placed articles and press releases.
   o   Web Site Community building portals such as www.scooop.net and
       www.pixelbay.org
   o   Consulting regarding technology, marketing; Internet; sales and strategy

INFORMATION TECHNOLOGY AND SYSTEMS

         We strive to maintain technologies that are compatible with the systems used by our advertising and distribution network partners. By utilizing open standards it allows us to maintain open connectivity amongst heterogeneous networks. We rely on our proprietary technology platform combined with commercially available technology from industry-leading providers to deliver real-time customer support and interactive reporting for our advertising and distribution network partners.

                                       33

         Our technology is designed to gather information from multiple data points and compile the results according to a proprietary set of rules that we have developed.

         We rely upon third parties to provide hosting services, including hardware support and service, and network coordination. Our servers are configured for high availability and large volumes of Internet traffic and are located in leased third-party facilities. Back-end databases make use of redundant servers and data storage arrays. We also have standby servers that provide for additional capacity as necessary. The facilities housing our servers provide redundant HVAC, power and Internet connectivity.

         We continue to build and innovate additional functionality to attempt to meet the quickly evolving demands of the marketplace. The cost of developing our technology solutions is included in the overall cost structure of our services and is not separately funded by any individual advertisers or distribution network partners.

         All product lines are codified in such a way to maintain an equal standard no matter what personnel is used to deliver our programs.

SALES AND MARKETING

         As of December 31, 2005, we had four full-time employees in our sales department. Our sales department focuses primarily on new customer development, upselling our existing client base, and developing strategic alliances in an effort to expand our distribution network. Our sales efforts typically include direct marketing from our own search engine marketing efforts. We are exploring attendance at and sponsorship of various trade shows and industry events to generate larger customers. Our largest source of income is complimentary companies reselling our services and we are exploring licensing out our systems and technology to create licensed city offices that would utilize these types of relationships.

COMPETITION

PAID SEARCH ADVERTISING

         The online paid search market is intensely competitive. Although we partner with the most predominant search engines to provide paid search results for our clients, we are unique in our approach to getting results. Right now,
Google(TM) is the primary engine we work with, we are planning to ad others and are piloting Overture and will pilot MSN, etc in the coming months. We also compete with traditional offline media such as television, radio and print, for a share of businesses' total advertising budgets.

         Our strategy is to mange our own range of websites and utilize the largest search engines to drive traffic to our properties as well as our clients.

         Nearly all of our competitors have longer operating histories, larger distribution networks, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, the search industry has recently experienced a surge in technology that helps search results. Industry consolidation may result in larger, more established and well-financed competitors with a greater focus on paid search services. If this trend continues, we may be unable to compete in the paid search market and our financial results may suffer.

         Additionally, larger companies such as Google and Microsoft may implement technologies into their search engines or software that make it less likely that businesses will utilize our technology as we exploit inherent flaws in their engines. If they develop their own technology to solve these issues, it will make it less likely that companies will come to us for our expertise. If we are unable to successfully compete against current and future competitors or if

                                       34

our current client base choose to rely more heavily on their own distribution networks in the future, our operating results will be adversely affected.

         Although overall Internet advertising expenditures have increased in the last few years, the advertising industry has suffered as many online businesses have ceased operations and many traditional businesses have scaled back their advertising budgets. In addition, we believe that today's typical
Internet advertiser is becoming more sophisticated in utilizing the different forms of Internet advertising, purchasing Internet advertising in a cost-effective manner, and measuring return-on-investment. The competition for this pool of advertising dollars has also put downward pressure on pricing points and online advertisers have demanded more effective means of reaching customers. As advertisers (our clients) decrease their budgets, it could materially affect their ability to purchase our services.

         We are also affected by the competition among destination websites that reach users or customers of search services. While thousands of smaller outlets are available to customers, several large media and search engine companies, such as AOL, Google, Microsoft through MSN Search and Yahoo!, through its subsidiaries, dominate online user traffic. The online search industry continues to experience consolidation of major websites and search engines, which has the effect of increasing the negotiating power of these parties in relation to smaller providers. Our communities are new and do not have the longevity of large search engines and community portals.

CORPORATE SERVICES

         Our corporate services business is highly competitive. We compete with a variety of organizations that offer services competitive with those we offer.
Our competitors range from large global firms, including the services arms of large global technology providers, to management consulting firms and information technology services providers. Additionally, we compete with smaller service providers who have a specific focus and competitive market position in certain geographic markets or who focus on service- or industry-specific niches.
In addition, a client may choose to use its own resources rather than engage an outside firm for the kinds of services we provide. Our clients typically retain us on a non-exclusive basis. We believe that the principal competitive factors in this industry are skills and capabilities of consultants, innovative service and product offerings, perceived ability to add value, reputation, price and technical and industry expertise. We have long-standing relationships with many of our corporate services clients.

CONSUMER GENERATED MEDIA

         Blogs and negative posts on the web adversely effect individuals and businesses. As time goes on, we predict that the impact of this type of media will only increase. Our suite of tools effectively floods the Internet with true, relevant information lessening the negative effect of such media.

INTELLECTUAL PROPERTY

         We seek to protect our intellectual property through existing laws and regulations, as well as through contractual restrictions. We rely on trademark, patent and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property.

         Our technologies involve a combination of proprietary rights, owned and developed by us, commercially available software and hardware elements that are licensed or purchased by us from various providers and public domain software.
We continue to develop additional technologies to update, replace or supplement our technology platform. We intend to protect these additional rights through patent applications and trade secret enforcement.

                                       35

GOVERNMENT REGULATION

         Like many companies, we are subject to existing and potential government regulation. There are, however, comparatively few laws or regulations specifically applicable to Internet businesses. Accordingly, the application of existing laws to Internet businesses, including ours, is unclear in many instances. There remains significant legal uncertainty in a variety of areas, including, but not limited to: user privacy, the positioning of sponsored listings on search results pages, defamation, taxation, the provision of paid search advertising to online gaming sites, the legality of sweepstakes, promotions and gaming sites generally, and the regulation of content in various jurisdictions. Compliance with federal laws relating to the Internet and
Internet businesses may impose upon us significant costs and risks, or may subject us to liability if we do not successfully comply with their requirements, whether intentionally or unintentionally.

         Several new federal laws that could have an impact on our business have already been adopted. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third party web properties that include materials that infringe copyrights or rights of others. Because we do not meet the safe harbor requirements of the Digital
Millennium Copyright Act, we could be exposed to copyright actions, which could be costly and time-consuming. The Children's Online Privacy Protection Act is intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children from Sexual Predators Act requires online services providers to report evidence of violations of federal child pornography laws under certain circumstances. The foregoing legislation may impose significant additional costs on our business or subject us to additional liabilities, if we were not to comply fully with their terms, whether intentionally or not. The Children's Online Privacy Protection
Act imposes fines and penalties to persons and operators that are not fully compliant with its requirements. The federal government could impose penalties on those parties that do not meet the full compliance practices of the
Protection of Children from Sexual Predators Act. We intend to fully comply with the laws and regulations that govern our industry, and we employ internal resources and incur outside professional fees to establish, review and maintain policies and procedures to reduce the risk of noncompliance.

         The Can Spam Act regulates how commercial e-mail should be sent.
Certain checks and balances need to be in place in order to comply with this
Act. Once an individual asks to be removed from our e-mail list, we must make sure they do not get any more e-mail from our organization. We intend to fully comply with the laws and regulations that govern our industry, and we employ internal resources and incur outside professional fees to establish, review and maintain policies and procedures to reduce the risk of noncompliance.

         The acquisition of Internet domain names generally is governed by
Internet regulatory bodies, predominantly the Internet Corporation for Assigned
Names and Numbers (ICANN). The regulation of Internet domain names in the United
States and in foreign countries is subject to change. ICANN and other regulatory bodies could establish additional requirements for previously owned Internet domain names or modify the requirements for holding Internet domain names.

         We post our privacy policy and practices concerning the use and disclosure of any user data on our web properties and our distribution applications. Any failure by us to comply with posted privacy policies, Federal
Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our businesses, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the U.S. Congress and various state legislative bodies regarding privacy issues related to our businesses. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and

                                       36

revenue. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

         There are a growing number of legislative proposals before Congress and various state legislatures regarding privacy issues related to the Internet generally, and some of these proposals apply specifically to paid search businesses. We are unable to determine if and when such legislation may be adopted. If certain proposals were to be adopted, our business could be harmed by increased expenses or lost revenue opportunities, and other unforeseen ways.

         We anticipate that new laws and regulations affecting us will be implemented in the future. Those new laws, in addition to new applications of existing laws, could expose us to substantial liabilities and compliance costs.

         In addition, because our services are available over the Internet in multiple states, certain states may claim that we are required to qualify to do business in such state. Currently, we are qualified to do business only in the
States of Florida. Our failure to qualify to do business in a jurisdiction where we are required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could harm our business and results of operations.

EMPLOYEES

         As of December 31, 2005. we had 22 full-time employees in Florida, 8 of whom were engaged in technical delivery, 6 in sales and marketing, 8 in finance, administration and operations. In addition, we have 8 full-time employees who are in India and Europe who were engaged in technical delivery and development.
None of our employees are represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

FACILITIES

         Our corporate headquarters are located at 205 S Myrtle Ave, Clearwater,
FL 33756, where we lease approximately 5,000 square feet of space. The terms of the leases commenced in July 2005 and expire two years from the commencement date. The leases provide for one option to extend the lease for two years. Our rent payments are approximately $3,800 per month.

                                       37

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth certain information with respect to each person who is a director or an executive officer as of December 31, 2005.

NAME                        AGE      POSITION
Laura A. Betterly           45       Chief Executive Officer,
                                     Chief Financial Officer, Director

Robert Cefail               47       Chairman of the Board of Directors, Vice
                                     President of Marketing and Sales

Toli Cefail                 39       Director

Linda Barrigon              55       Secretary

Stephen Blume               42       Vice President - Research and Development

BUSINESS EXPERIENCE

         ROBERT CEFAIL, DIRECTOR, VICE PRESIDENT. Mr. Cefail founded DRI along with Ms. Betterly in 2002. Mr. Cefail is primarily responsible for business and sales strategy of DRI, as well as day-to-day sales and business development.
Prior to founding DRI, Mr. Cefail was involved in a variety of business ventures in the telecommunications industry, including Inmate Phone Service in Puerto
Rico, structuring long-distance carrier mergers and acquisitions and assisting in the marketing and development of private phone companies, through Robert
Cefail & Associates, Inc. Mr. Cefail is the husband of Toli Cefail.

         LAURA A. BETTERLY, CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER,
DIRECTOR. Ms. Betterly is also a founder of DRI since its formation in 2002.
Previously, she was co-founder of an MP3 software company PCDI.COM. Ms. Betterly has a background in accounting and also has administrative and marketing experience. Ms. Betterly has extensive public speaking experience, and spoke extensively to the music industry on such tops as artist issues, copyright issues, First Amendment issues, Internet tools and new distribution solutions for independent artists. Ms. Betterly is the wife of Stephen Blume.

         TOLI CEFAIL, DIRECTOR. She has been a marketing professional for more than 20 years, and has an administrative and regulatory background. She is involved in implementing and developing administrative structure and procedures of DRI and insisting in the development and execution of DRI's marketing and business plans. She is the wife of Robert Cefail.

         LINDA BARRIGON, SECRETARY. Ms. Barrigon graduated summa cum laude from
Brooklyn College with a BA in Education. Since DRI's formation in 2002, she has been involved in the administration of DRI and assists Mr. Cefail and Ms.
Betterly in their day-to-day affairs. From 1995 to 2002, she was an officer of
Robert Cefail & Associates, Inc., a telecommunications business development company (including mergers and acquisitions), servicing small to medium six companies. This company is an affiliate of Mr. Cefail. She has also held other positions in other entities founded by Mr. Cefail.

                                       38

         STEPHEN BLUME is primarily responsible for the development of new products and services and has significant input in our marketing strategy. Mr.
Blume is an entrepreneur. In 2001 he left retirement and began educating himself about Internet technologies. He has been assisting In Touch since 2002. Mr.
Blume is the husband of Laura A. Betterly.

BOARD OF DIRECTORS

         Our Bylaws fix the size of the Board of Directors at no fewer than one and no more than seven members, to be elected annually by a plurality of the votes cast by the holders of Common Stock, and to serve until the next annual meeting of stockholders and until their successors have been elected or until their earlier resignation or removal. Currently, there are three (3) directors.
Our Board of Directors met in person or acted by unanimous written consent approximately six times during fiscal year ended 2005 and each of our Directors attended these meetings. We currently do not compensate any of our Directors for serving on the Board. We intend to adopt compensation packages for our Board members during fiscal 2006.

CHANGES IN OUR BOARD OF DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS IN CONNECTION
WITH THE UNIVERSAL MERGER

         In connection with our April 2005 reverse merger with Universal, the prior officers and directors of Universal resigned from all positions effective as of April 21, 2005. Pursuant to the Agreement and Plan of Merger, the officers and directors of In Touch replaced these individuals of the officers and directors of the Company.

THE COMMITTEES

         The Board of Directors has not established a Compensation or Audit
Committee and the usual functions of such committees are performed by the entire
Board of Directors. Laura Betterly is deemed our financial expert. She is not independent. We do not have a standing nominating committee for the Board.

EXECUTIVE OFFICERS

         Officers are appointed to serve at the discretion of the Board of
Directors. Robert Cefail and Toli Cefail are husband and wife. No other executive officers or directors of our company have a family relationship with any other executive officer or director of our company.

CODE OF ETHICS

         We have adopted a "Senior Financial Officers - Code of Ethics" that applies to all In Touch employees and Board of Directors, including our principal executive officer and principal financial officer, or persons performing similar functions. We intend to post the Code of Ethics and related amendments or waivers, if any, on our website at www.InTouchMediaGroup.com.
Information contained on our website is not a part of this report. Copies of our
Code of Business Conduct and Ethics will be provided free of charge upon written request to Ms. Laura A. Betterly, 205 Myrtle Avenue South, Clearwater, Florida
33756.

                                       39

                             EXECUTIVE COMPENSATION

         The following table shows the compensation paid by us for the years ended December 31, 2005, December 31, 2004 and December 31, 2003, to or for the
account of our officers.

SUMMARY COMPENSATION TABLE

         The following table shows the compensation paid or accrued by us for the fiscal years ended December 31, 2003, 2004 and 2005 to or for the account of our officers (including officers of our significant subsidiaries) that exceeded
$100,000.

                              ANNUAL COMPENSATION                      LONG-TERM COMPENSATION AWARDS
                   -----------------------------------------   -----------------------------------------------
                                                               RESTRICTED
                                                OTHER ANNUAL     STOCK        OPTIONS/   LTIP      ALL OTHER
NAME & PRINCIPAL              SALARY    BONUS   COMPENSATION    AWARD(S)        SARS    PAYOUTS   COMPENSATION
POSITION              YEAR     ($)       ($)        ($)           (#)           (#)       ($)          ($)
Laura A.
Betterly,(1)(2)
Chief Executive       2005   $224,335    -0-     $   -0-      $         --         --      -0-           -0-
Officer, Chief        2004   $147,360    -0-     $   -0-      $         --         --      -0-           -0-
Financial Officer     2003   $132,480    -0-     $   -0-      $         --         --      -0-           -0-

Robert
Cefail,(1)(2)         2005   $188,278    -0-     $   -0-                --         --      -0-           -0-
Vice President -      2004   $114,675    -0-     $   -0-                --         --      -0-           -0-
Sales and Marketing   2003   $123,275    -0-     $   -0-      $         --         --      -0-           -0-

Linda                 2005   $ 59,837    -0-     $   -0-                --         --      -0-           -0-
Barrington,(1)        2004   $ 38,225    -0-     $   -0-                --         --      -0-           -0-
Secretary             2003   $ 41,090    -0-     $   -0-      $         --         --      -0-           -0-

Kenneth
Hankin,(3)
Former Chief
Executive Officer,    2005   $     --     --     $    --      $        --          --       --            --
Former Chief          2004   $ 52,400     --          --      $ 1,500,000          --       --            --
Operations
Officer(4)            2003   $104,000     --          --               --          --       --            --

(1)   Represents payments made to these individuals since April 21, 2005, which was the official date of the reverse merger with In Touch Media Group,
      Inc.
(2)   Represents compensation paid to affiliated entities. See "Management and
      Other Agreements".
(3)   Effective April 21, 2005, Mr. Hankin resigned as an officer and director.
      However we are obligated to make certain payments and have other obligations to Mr. Hankin. See "Certain Relationships and Related
      Transactions".

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         Percent of Total
                          Number of        Options/SARs
                          Securities          Granted
                          Underlying       to Employees/     Exercise    Fair Market Value
                         Options/SARs        Directors       or Base         At date of      Expiration
  Name of Individual     Granted (1)      In Fiscal Year      Price            Grant            Date
--------------------------------------------------------------------------------------------------------

     None

During the fiscal year ended December 31, 2005, no executive officer or director was granted or exercised options to purchase shares of our common stock.

                                       40

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

                                                Number of Securities            Value of Unexercised
                                               Underlying Unexercised               In-The-Money
                Shares                              Options/SARs                    Options/SARs
Name of      Acquired on       Value           at Fiscal Year End (#)          at Fiscal Year End($)
Individual   Exercise (#)   Realized (1)     Exercisable/Unexercisable       Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------------
None                                                                  -0-                             -0-

(1)  Value Realized represents the market value of the underlying securities on the exercise date minus the exercise price of such options.

MANAGEMENT AND OTHER AGREEMENTS

         In June 2005, we entered into an agreement with The RC&A Group, Inc., an entity controlled by Robert Cefail and Toli Cefail, to provide us with sales and marketing, new business development and administration services. This agreement expires June 11, 2008, is renewable for successive one year terms, and is cancelable by either party by providing written notice at least 45 days prior to the agreement's expiration. Compensation under this agreement is $6,000 per week and is to be increased by 6% on the first date of each successive renewal.
The consultant will also be entitled to various fringe benefits that are provided by us to our executive officers. In addition, the consultant shall receive options to purchase 250,000 shares of our common stock each quarter, at a price equal to 50% of the price of such shares on the date of the execution of this agreement, provided certain revenue measures are met. The consultant shall also receive options to purchase 250,000 shares of our common stock, at the same discount mentioned above, provided certain profitability measures are met. Since these measures have not been met, no options have been issued and/or are due under this agreement. We have paid this entity $161,059 during the year ended
December 31, 2005 in connection with this management agreement.

         In June 2005, we entered into an agreement with Steve and Laura Show,
Inc., an entity controlled by Laura A. Betterly, to provide us with executive officer, research and development and other consulting services. This agreement expires June 11, 2008, is renewable for successive one year terms, and is cancelable by either party by providing written notice at least 45 days prior to the expiration of the engagement term in effect. Compensation under this arrangement is $6,000 per week and is to be increased by 6% on the first date of each successive renewal. The consultant will also be entitled to various fringe benefits that are provided by us to our executive officers. In addition, the consultant shall receive options to purchase 250,000 shares of our common stock each quarter, at a price equal to 50% of the price of such shares on the date of the execution of this agreement, provided certain revenue measures are met. The consultant shall also receive options to purchase 250,000 shares of our common stock, at the same discount mentioned above, provided certain profitability measures are met. Since these measures have not been met, no stock options have been issued and/or are due under this agreement. We have paid this entity approximately $147,900 during the year ended December 31, 2005 in connection with this management agreement.

         We have reached an agreement in principle to cancel these management agreements and replace them with employment agreements for our officers and employees who were the principals of these entities. We have not reached definitive terms regarding such employment agreements. However, we anticipate that each of the four (4) individuals would be entitled to a $1,000 a week base salary plus bonuses based upon our revenues and profitability. Any such employment agreements will be on terms that are deemed fair and reasonable and no more beneficial than if negotiated on an arms-length basis.

                                       41

                                        (a)                    (b)                          (c)
                               Number of Securities    Weighted Average       Number of Securities Remaining
                               to be Issued Upon       Exercise Price of      Available for Future Issuance
                               Exercise of             Outstanding            Under Equity Compensation Plans
                               Outstanding Options,    Options, Warrants      (Excluding Securities Reflected
    Plan Category(1)(2)        Warrants, and Rights    Warrants, and Rights,  in Column (a))
----------------------------  ----------------------   ---------------------  ---------------------------------
Equity Compensation Plans              -0-                     N/A                           -0-
Approved by Stockholders
Equity Compensation Plans
Not Approved by Stockholders           -0-                     N/A                           -0-
Total                                  -0-                                                   -0-

 (1) Exclude warrants issued to investors in connection with capital raising transactions not approved by our stockholders.

 (2) See the discussion under "Employee Equity Incentive Plans" immediately below.

EMPLOYEE EQUITY INCENTIVE PLANS

         In connection with our November 2005 financing, we adopted an Equity
Incentive Plan which reserves 10,000,000 shares of our common stock for issuance to employees, officers, directors, consultants and advisors. We anticipate that this Plan will be approved by a majority of our shareholders. The Plan provides for the issuance of non-qualified stock options, qualified stock options and restricted stock awards on such terms and conditions as determined by the Board of Directors.

                                       42

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of December 31,
2005, regarding current beneficial ownership of our Common Stock by (i) each person known by us to own more than 5% of the outstanding shares of our Common
Stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group. Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown.

Name and Address of Beneficial Owner (1)(7)          Number           Common Stock Percent (2) (3)
---------------------------------------------  ------------------  -----------------------------------
Laura A. Betterly & Steve Blom                        11,538,063                    33.7%
Robert and Antola Cefail                               4,059,807                    11.9%
Linda Batdorf                                          3,477,908                    10.2%
The RC&A Group, Inc. (3)                               3,477,908                    10.2%
Kenneth N. Hankin (4)                                  1,627,661                     4.7%
Midtown Partners & Co., LLC (5)                        2,000,000                     5.5%
Compass International Consulting, Inc. (6)             1,800,000                     5.2%

All officers and directors as a group                 22,598,690                      66%

(1)  Except as otherwise indicated, the address of each beneficial owner is c/o
     In Touch Media Group, Inc., 205 Myrtle Avenue South, Clearwater, Florida
     33756.
(2)  Calculated on the basis of approximately 34,228,470 shares of common stock outstanding as of January 20, 2006 except that shares of common stock underlying options and warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holder of such options or warrants.
(3)  The RC&A Group, Inc. is an affiliate of Mr. and Mrs. Cefail.
(4)  Mr. Hankin is a former officer, director and founder of Universal. He resigned in April 2005 in connection with the merger between Universal and
     In Touch. See "Certain Relationships and Related Transactions".
(5)  Represent placement agent warrants. See "Circumstances under which Selling
     Security Holders acquired Securities".
(6)  Represents 1,250,000 shares issued in January 2006 as consideration for corporate consulting services and 600,000 common stock purchase warrants.
(7)  Excludes up to 20,000,000 shares of our common stock, which are issuable to
     VICIS in connection with the conversion of a $1,000,000 convertible note, and exercise of related common stock purchase warrants. VICIS has entered into an agreement which provides that it will not acquire any additional shares of our common stock in the open market, convert the note into common stock or exercise warrants should the effect of such a purchase, exercise or conversion would be to increase VICIS' equity ownership above 4.9%.
     Accordingly, because it is not as anticipated that VICIS would acquire beneficial ownership within the next 60 days of shares of our common stock above 4.9% underlying warrants or conversion privileges and accordingly such amounts are excluded from the above table.

                                       43

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We relied upon Section 4(2) for the issuance of the above securities.

         In connection with the April 2005 merger between In Touch and
Universal, we issued a total of 23,096,125 shares of our common stock to the existing shareholders of In Touch, which represented approximately 82.5% of our outstanding shares of common stock as of the merger date.

         In connection with merger between In Touch and Universal, we agreed to issue a consultant 3,000,000 shares of our common stock.

         We have agreed to issue 150,000 shares of our common stock to counsel, as partial payment and partial consideration for legal services. These shares are being registered hereunder.

         In connection with placement of a $1,000,000 note to VICIS, we paid
Midtown Partners & Co., LLC a nine percent (9%) placement fee ($90,000) and paid
Nobelco a six percent (6%) ($60,000) finders fees. These cash payments are in addition to the placement agent and finder warrants described above. In addition we paid VICIS a $15,000 due diligence fee and a $7,500 attorney fee.

         In connection with the funding from VICIS, we reached an agreement with the holders of $200,500 of our outstanding convertible notes to convert such notes into an aggregate of 1,649,167 shares of our common stock. These shares are being registered hereunder.

         In June 2005, we entered into an agreement with the RC&A Group, Inc., an entity controlled by Robert Cefail and Toli Cefail to provide us with sales and marketing, new business development and administrative services. We also entered into a similar agreement with Steve and Laura Show, Inc., an entity controlled by Laura A. Betterly to provide us with executive officer, research and development and other consulting services. See "Executive
Compensation-Management and Other Agreements".

         As part of the Merger Agreement between Universal and In Touch, In
Touch agreed to be responsible for approximately $140,000 of prior debts and obligations of Universal. These amounts were to be paid prior to September 20,
2005. In Touch only paid approximately $38,000 of such obligations. In November
2005, In Touch and Kenneth N. Hankin, Ardie R. Nickel and Richard M. Johnson,
former officers, directors and shareholders of Universal, agreed to resolve this matter by In Touch paying an aggregate of $56,000 to these individuals and issuing 184,000 shares of its restricted common stock to these individuals to satisfy prior obligations. We are obligated to increase the number of shares issued to Mr. Hankin if our stock does not trade above $.50 for at least five
(5) trading days prior to December 2006, then average trading volume of 40,000 shares. In such event we are obligated to issue Mr. Hankin an additional 276,000 restricted shares of our common stock. Mr. Hankin has agreed to limit the sale of his unrestricted common stock to no more than 40,000 shares per month during the period December 1, 2005 through November 30, 2006. Mr. Nickel has agreed to sell no more than 5,000 shares per month during the period December 1, 2005 through November 30, 2006. In Touch has granted these individuals anti-dilution rights in the event of a reverse stock split.

                                       44

         We believe that all of the transactions described under this Certain
Relationships and Related Transaction caption with our officers and directors were fair and in the best interests of In Touch, such transactions may not necessarily have been on the same terms as if negotiated from unaffiliated third parties. However, management believes that these terms are no less favorable than those that would have been available from unaffiliated third parties.
Although no other transactions are contemplated, it is In Touch's policy that all future transactions with our officers, directors or affiliates would be approved by members of our board of directors not having an interest in the transaction, and will be on terms no less favorable than could be obtained from unaffiliated third parties.

                                       45

                            DESCRIPTION OF SECURITIES

MARKET VALUE

         Our Common Stock is currently traded on the OTCBB under the symbol
"ITOU". Our Common Stock commenced trading on August 2003 on the OTCBB under the call symbol "UHMG". In June 2005, our call symbol was changed to "ITOU" as part of the merger between Universal and In Touch. The following table sets forth, the high and low bid prices of the Common Stock for the periods shown as reported by the National Quotation Bureau. The bid prices quoted on the OTCBB reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                        High Bid             Low Bid
                                       -----------         -----------

  YEAR ENDING DECEMBER 31, 2003
  First Quarter                            $  5.00            $  4.50
  Second Quarter                           $  6.51            $  5.00

  YEAR ENDING DECEMBER 31, 2004
  First Quarter                            $  5.50            $  4.00
  Second Quarter                           $  5.50            $  4.00
  Third Quarter                            $  4.00            $   .25
  Fourth Quarter                           $   .50            $   .10

  YEAR ENDING DECEMBER 31, 2005
  First Quarter                            $  1.00            $   .25
  Second Quarter                           $   .50            $   .10
  Third Quarter                            $   .50            $   .10
  Fourth Quarter                           $   .50            $   .20

COMMON STOCK
         As of January 13, 2006, there were according to our transfer agent
36,278,470 shares of Common Stock, par value of $.001 per share outstanding, held of record by approximately 222 stockholders. This amount includes 2,000,000 shares which have stop transfer instructions for failure to tender consideration for previously issued shares resulting in a net outstanding shares of
34,278,470.

         The holders of Common Stock are entitled to one vote per share for the selection of directors and all other purposes and do not have cumulative voting rights. The holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, and in the event of liquidation to receive pro-rata, all assets remaining after payment of debts and expenses.
Holders of the Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption, or sinking-fund provisions. In the event of dissolution, whether voluntary or involuntary, each share of the Common Stock is entitled to share ratably in the assets available for distribution to holders of the equity securities after satisfaction of all liabilities. All the outstanding shares of
Common Stock are fully paid and non-assessable.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         Our Certificate of Incorporation provides that no directors shall be personally liable to In Touch or our stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Florida law. Our
Bylaws provide that we shall indemnify to the full extent authorized

                                       46

by law each of our directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DIVIDENDS

         We do not anticipate the payment of cash dividends in the foreseeable future. Payment of cash dividends is within the discretion of our Board of
Directors and will depend upon, among other factors, earnings, capital requirement and the provisions of Delaware law. Our ability to pay dividends is restricted by the terms of the Note and Purchase Agreement we entered into with
VICIS. Future issuance and or sales of substantial amounts of common stock could adversely affect prevailing market prices in our common stock.

TRANSFER AGENT

         Our transfer agent is Florida Atlantic Stock Transfer, Inc., 7130 Nob
Hill Road, Tamarac, Florida 33321.

REGISTRATION RIGHTS ISSUES

         We granted VICIS registration rights in connection with the November
2005 placement of the note and related common stock purchase warrants. The shares underlying the note and common stock purchase warrants are being registered hereunder. We were obligated to file the registration statement on or before January 30, 2006. We are required to have the registration statement, of which this Prospectus is a part, declared effective by the Commission on or before May 30 2006. If we fail to meet these time frames, we are subject to liquidated damages payable either in cash or Series A Warrants (as determined by dividing the amount of liquidated damages by the fixed conversion price as defined in the note, an amount equal to one percent (1%) of the amount of the note and Series A Warrants for each calendar month or portion thereof until the registration statement is declared effective). In no event shall the amount of liquidated damages exceed nine percent (9%) of the amount of the initial investment in the note. Our failure to timely file and have declared effective a selling shareholder registration statement will have an adverse effect on our operations due to the amount of liquidated damages that we will incur for failure to fulfill our registration rights obligations with respect to these investors. See "Circumstances under which Selling Stockholders Acquired
Securities".

COMMON STOCK PURCHASE WARRANTS

         In November 2005, VICIS was issued (i) warrants to acquire 5,000,000 common shares at an exercise price of four-five cents ($.45) per share with a five (5) year exercise period. ; (ii) warrants to acquire 5,000,000 common shares at an exercise price of seventy cents ($.70) for a seven (7) year exercise period; and (iii) warrants to acquire 5,000,000 common shares at an exercise price of ninety cents ($.90) with a ten (10) year exercise period.

         In addition, we are obligated to issue the placement agent and finders in this transaction warrants to acquire up to 3,200,000 shares of our common stock (10% warrant coverage to placement agent and 6% warrant coverage to the finders) on the same terms and conditions as issued to the investor: (i)
warrants to acquire 800,000 common shares are issuable at an exercise price of twenty cents ($.20) for sixteen (16) months; (ii) warrants to acquire 800,000 common shares at an exercise price of forty-five cents ($.45) with a five (5)
year exercise term; (iii)

                                       47

warrants to acquire 800,000 common shares at an exercise price of seventy cents
($.70) with a seven (7) year term; and (iv) warrants to acquire 800,000 common shares at an exercise price of ninety cents ($.90) with a ten (10) year term.
All of these placement agent and finder warrants have cashless exercise and piggyback registration rights.

         We are required to register the shares underlying these outstanding common stock purchase warrants. Our failure to register the shares underlying these warrants will result in liquidated damages as described above. The holders of these warrants have cashless exercise provisions and most favored nations status anti-dilution protection.

PENNY STOCK CONSIDERATIONS

         Penny Stock Regulation Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.
These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

         In Touch's securities will likely have a trading price of less than
$5.00 per share and will not be traded on any exchanges, therefore we will be subject to Penny Stock Rules. As a result of the aforesaid rules regulating penny stocks, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders sell their securities in the secondary market.

                                       48

SHARES ELIGIBLE FOR FUTURE SALE

         As of January 20, 2006 we had approximately 2,944,566 common shares that were freely tradable without restriction or further registration under the
Securities Act of 1933, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Shares that cannot be traded without restriction are referred to as "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. Restricted securities may be sold in the public market only if registered of if they qualify for an exemption from registration under Rule 144 of the Securities Act of 1933.

         In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of the Company, who have beneficially owned shares of our Common Stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:

   o 1% of the number of shares of Common Stock then outstanding (approximately
     150,360 shares as of June 30, 2005); or

   o the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         No prediction can be made as to the effect, if any that market sales of
In Touch's Common Stock, or the availability of the Common Stock for sale, will have on the market price of the Common Stock prevailing from time to time.
Nevertheless, sales of a significant number of shares of our Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and impair our future ability to raise capital through an offering of equity securities. See "Risk Factors --
Future Sales of our Common Stock may depress our stock price."

         The registration of the shares under this Prospectus plus future other additional shares as we may be required to include in such registration statements, will result in a substantial number of our shares being eligible for future sale without Rule 144 restrictions, assuming the subject registration statements are declared effective. Sales of shares pursuant to any future registration statement could adversely affect the market price of our Common
Stock.

                                       49

                                  LEGAL MATTERS

         The validity of the securities being offered hereby will be passed upon by Johnson, Pope, Bokor, Ruppel & Burns, LLP, 911 Chestnut Street, Clearwater,
Florida 33756. Michael T. Cronin, a partner in this firm, currently owns 150,000 shares of our Common Stock which are being registered as part of this
Prospectus.

                                       50

                                     EXPERTS

         Our financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003 appearing in this Prospectus and registration statement have been audited by Kingery & Crouse, P.A., Tampa, Florida, as independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

                                       51

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 pursuant to the Securities Act of 1933, as amended, with respect to the offer, issuance and sale of the shares of our
Common Stock being registered herein. This Prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us, and the shares of our Common Stock to be sold in this offering, we make reference to the registration statement.

         You may read and copy all or any portion of the registration statement or any other information, which we filed at the SEC's public reference rooms in
Washington, D.C., New York, New York, and Chicago, Illinois. The address for the
SEC's public reference room in Washington, D.C. is U.S. Securities and Exchange
Commission, 100 "F" Street, N.E., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating filing fee, by writing to the
SEC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for
further information on the operation of the public reference rooms. Our SEC filings are also available to you free or charge at the SEC's web site at
http://www.sec.gov.

                                       52

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

         On January 24, 2006, we terminated our relationship with Michael
Johnson & Co., LLC, Denver Colorado ("Johnson"), as our independent certified public accountants and on the same date engaged Kingery & Crouse, P.A., Tampa,
Florida ("Kingery"), as our independent certified public accountants for the fiscal years ending December 31, 2004 and December 31, 2003.

         (a)   Previous independent accountants:

               (i)    On January 24, 2006, we dismissed Michael Johnson & Co.,
LLC, Denver, Colorado ("Johnson"), as our independent accountants.

               (ii)   The reports of Johnson on the financial statements of
Universal for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. However, Johnson's report for the year ended December 31, 2004 included an explanatory paragraph noting Universal's limited liquid resources, recurring losses from operations and our need to raise additional capital, all of which raised substantial doubt about our ability to continue as a going concern.

               (iii)  The Audit Committee made the decision to change
independent accountants that consisted of the entire Board of Directors. Kingery is the independent certified public accountant for In Touch and is located in the same metropolitan area of In Touch. This change of independent accountant was deemed prudent in connection with the recent merger between Universal and In
Touch.

               (iv)   In connection with its audits for the two most recent
fiscal years and through January 24, 2006, there have been no disagreements with
Johnson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Johnson, would have caused them to make reference to such disagreements in their report on the financial statements for such years.

               (v)    During the two most recent fiscal years and through
January 24, 2006, Johnson did not advise us of any of the events described in
Item 304(a)(1)(B) of Regulation S-B.

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

         (a)   EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES. In Touch is
evaluating, under the supervision and with the participation of its management, the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, current management concluded that our disclosure controls and procedures for fiscal 2005 were inadequate and that In Touch continues to experience material weaknesses in its disclosure controls and procedures. In an attempt to mitigate such disclosure controls and procedures weaknesses we have entered into the Administrative Services Agreement with R&R. We have also restructured our business model from an asset based to a non-asset based carrier which should substantially reduce the accounting and administrative controls and procedures requirements imposed upon us. We have also begun implementing one uniform accounting and information systems software package - Load Z which we hope will substantially improve all our financial and information reporting systems.

         We are only in the initial phases of a establishing compliance with
Section 404 of Sarbanes-Oxley. There is no assurance that we will be able to timely comply with the Section 404

                                       53

Sarbanes-Oxley controls and procedure requirements in connection with the audit of our fiscal 2007 financial statements.

         (b)   CHANGES IN INTERNAL CONTROLS OVER FINANCIAL REPORTING. In
connection with the new rules, we are in the process of further reviewing and documenting our disclosure controls and procedures, including our internal controls and procedures for financial reporting, and may from time to time make changes designed to enhance their effectiveness and to ensure that our systems evolve with our business. In connection with our ongoing evaluation of internal controls over financial reporting, certain internal control matters were noted
that require corrective actions.

                                       54

                         DATA RESOURCE CONSULTING, INC.
                         ------------------------------
                                 AND SUBSIDIARY
                                 --------------

                     FINANCIAL STATEMENTS AS OF AND FOR THE
                    YEAR ENDED DECEMBER 31, 2004 AND FOR THE
                          YEAR ENDED DECEMBER 31, 2003,
                      AND REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

                                           DATA RESOURCE CONSULTING, INC.
                                           ------------------------------
                                                   AND SUBSIDIARY
                                                   --------------

                                                 TABLE OF CONTENTS
                                                 -----------------

==================================================================================================================

                                                                                                          PAGE
                                                                                                          ----

Report of Independent Registered Public Accounting Firm                                                   F-1

Consolidated Financial Statements:

      Consolidated Balance Sheet as of December 31, 2004                                                  F-2

      Consolidated Statements of Operations and Deficit for the years ended
          December 31, 2004 and 2003                                                                      F-3

       Consolidated Statements of Cash Flows for the years ended December 31, 2004
           and 2003                                                                                       F-4

      Notes to Consolidated Financial Statements                                                          F-5

==================================================================================================================

                     [LETTERHEAD OF KINGERY & CROUSE, P.A.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-------------------------------------------------------

To the Stockholders of Data Resource Consultants, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet of Data Resource
Consultants, Inc. and subsidiary (the "Company") as of December 31, 2004 and the related consolidated statements of operations and deficit, and of cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company
Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the
Company as of December 31, 2004, and the consolidated results of its operations and cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company has suffered recurring losses from operations and will require a significant amount of capital to proceed with its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                    /s/     Kingery & Crouse, P.A.

July 8, 2005
Tampa, FL

           2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618
           PHONE: 813.874.1280 | FAX: 813.874.1292 | WWW.TAMPACPA.COM

                                      F-1

                         DATA RESOURCE CONSULTING, INC.
                         ------------------------------

               CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2004

================================================================================

ASSETS
------

CURRENT ASSETS:
    Cash                                                             $    7,315
    Trade receivables (net of allowance for doubtful accounts
       of $5,000)                                                        31,542
    Due from related parties                                              3,695
                                                                     ----------
       Total current assets                                              42,552

FURNITURE AND EQUIPMENT (net of accumulated
    depreciation of $10,895)                                              5,222
                                                                     ----------

TOTAL                                                                $   47,774
                                                                     ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

CURRENT LIABILITIES:
    Accounts payable and accrued liabilities                         $  231,264
    Due to related parties                                                1,450
                                                                     ----------
       Total current liabilities                                        232,714
                                                                     ----------

STOCKHOLDERS' DEFICIT:
    Common stock, $0.01 par value, 500 shares authorized,
       issued and outstanding                                               500
    Additional paid-in capital                                              500
    Deficit                                                           (185,940)
                                                                     ----------
       Total stockholders' deficit                                    (184,940)
                                                                     ----------

TOTAL                                                                $   47,774
                                                                     ==========

================================================================================
See notes to consolidated financial statements

                                       F-2

                         DATA RESOURCE CONSULTING, INC.
                         ------------------------------

                CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

================================================================================

                                                 2004             2003
                                              -----------      -----------

REVENUES                                      $ 1,311,621      $   760,881

COST OF REVENUES                                  466,016          251,529
                                              -----------      -----------

GROSS PROFIT                                      845,605          509,352
                                              -----------      -----------

OTHER OPERATING EXPENSES:
     Employee compensation and benefits           334,788           93,801
     Management fees - related party              316,280          329,917
     Selling and marketing                        156,516           77,288
     Occupancy and equipment                       43,499           36,776
     Telephone                                     42,191           20,350
     Travel and entertainment                       9,088            2,713
     Other                                         49,122           26,981
                                              -----------      -----------
          Total other operating expenses          951,484          587,826
                                              -----------      -----------

NET LOSS                                         (105,879)         (78,474)

DEFICIT, BEGINNING OF YEAR                        (80,061)          (1,587)
                                              -----------      -----------

DEFICIT, END OF YEAR                          $  (185,940)     $   (80,061)
                                              ===========      ===========

LOSS PER COMMON SHARE - BASIC AND DILUTED     $      (212)     $      (157)
                                              ===========      ===========

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING - BASIC AND DILUTED                       500              500
                                              ===========      ===========

================================================================================
See notes to consolidated financial statements

                                       F-3

                         DATA RESOURCE CONSULTING, INC.
                         ------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

======================================================================================

                                                               2004           2003
                                                             ---------      ---------

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss                                                     $(105,879)     $ (78,474)
Adjustments to reconcile net loss to net cash provided
   by operating activities:
    Depreciation and amortization                                  580          7,611
    Provision for bad debts                                      5,000             --
Changes in assets and liabilities, net:
    (Increase) decrease in receivables                         (36,542)         7,250
    Increase in amounts due from related parties                (2,920)          (281)
    Increase in accounts payable and accrued liabilities       145,532         79,184
    Decrease in due to related parties                              --         (3,156)
                                                             ---------      ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                        5,771         12,134
                                                             ---------      ---------

CASH USED BY INVESTING ACTIVITIES -
   Purchases of property and equipment                          (5,802)        (7,611)
                                                             ---------      ---------

NET CHANGE IN CASH                                                 (31)         4,523

CASH, BEGINNING OF YEAR                                          7,346          2,823
                                                             ---------      ---------

CASH, END OF YEAR                                            $   7,315      $   7,346
                                                             =========      =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid                                                $      --      $      --
Income taxes paid                                            $      --      $      --

======================================================================================
See notes to consolidated financial statements

                                       F-4

                         DATA RESOURCE CONSULTING, INC.
                         ------------------------------
                                 AND SUBSIDIARY
                                 --------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

Data Resources Consulting, Inc. ("DRC"), which was incorporated under the laws of the state of Florida in 2002, provides marketing services, including targeted market research, search engine marketing and design, e-mail broadcasts, website development, blogs, and other related services. DRC's operations are located in
Clearwater, Florida and it services customers worldwide.

On April 21, 2005 (the "Effective Date"), DRC merged with Universal Healthcare
Management Systems, Inc., ("Universal") a publicly held company incorporated in the state of Florida. For financial statement purposes, the acquisition will be treated as a reverse acquisition with DRC being treated as the acquirer. In connection therewith, DRC succeeded to Universal's name and its shareholders received 21,297,573 shares of Universal's common stock on the date of transaction (which amount represents approximately 82.5% of the outstanding number of Universal's shares after the merger). On June 1, 2005, Universal changed its name to In Touch Media Group, Inc.

Basis of Accounting
-------------------

Our consolidated financial statements are prepared using the accrual method of accounting.

Principles of Consolidation and Investments
-------------------------------------------

The accompanying consolidated financial statements include the accounts of DRC and Corium Marketing Group, Inc. (collectively "we", "us", "our"), a 50% owned joint venture that we control. Financial position and results of operations for this joint venture were minimal as of and for the years ended December 31, 2004 and 2003; as such no minority interest has been recorded in the accompanying financial statements. All intercompany transactions and balances have been eliminated in consolidation.

We also have investments in the following joint ventures which have had little or no activity through December 31, 2004. These investments are accounted for using the equity method in which we will recognize our proportionate share of any earnings or losses of the investees as they occur. A detail of our investments in these joint ventures is as follows at December 31, 2004:

                                                                   Investment
Joint Venture                                        Interest       Balance
-------------                                        --------       -------

Worldwide Record Pool, Inc. ("WRP")                   50.0%       $      --
Summit View Group, LLC ("SVG")                        49.9%       $      --
Investor Communication Corporation ("ICC")            50.0%       $      --
                                                                   --------
                                                                  $      --
                                                                   ========

                                       F-5

Revenue Recognition, Accounts Receivable and Allowance For Doubtful Accounts
----------------------------------------------------------------------------

Our revenue recognition policy is consistent with the criteria set forth in
Staff Accounting Bulletin 104 - Revenue Recognition in Financial Statements
("SAB 104") for determining when revenue is realized or realizable and earned.
In accordance with the requirements of SAB 104 we recognize revenue when (1)
persuasive evidence of an arrangement exists; (2) delivery of our services has occurred; (3) our price to our customer is fixed or determinable; and (4)
collectibility of the sales price is reasonably assured. As such, we recognize revenues as services are rendered.

Generally our fees for our services are paid in advance and/or upon completion of the services. However, alternative terms are negotiated periodically, and such receivables are presented in the balance sheets net of an allowance for doubtful accounts. We evaluate the allowance for doubtful accounts on a regular basis through periodic reviews of the collectibility of the receivables in light of historical experience, adverse situations that may affect our customers'
ability to repay, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Accounts receivable are determined to be past due based on how recently payments have been received and we charge bad debts in the form of an allowance account in the period the receivables are deemed uncollectible. Receivables are written off when we abandon our collection efforts.

Use of Estimates
----------------

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements. It is at least reasonably possible that our estimates could change in the near term with respect to this matter.

Furniture and Equipment
-----------------------

Furniture and equipment are stated at cost less accumulated depreciation. Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are expensed as incurred.
Depreciation is calculated using either the straight-line method or an accelerated method over the estimated useful lives of the assets, which range from three to seven years.

Long-Lived Assets
-----------------

Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for
the Impairment or Disposal of Long-Lived Assets" requires that long-lived assets, including certain identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets in question may not be recoverable. We believe that all of our long-lived assets are recoverable as of December 31, 2004.

Income Taxes
------------

We compute income taxes in accordance with Financial Accounting Standards
Statement No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109,
deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the tax bases of assets and liabilities and their financial statement carrying amounts. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. There

                                       F-6

were no significant temporary differences as of December 31, 2004.

Financial Instruments and Concentrations of Credit Risk
-------------------------------------------------------

We believe the book value of our cash, receivables, accounts payable and accrued and other liabilities approximates their fair values due to their short-term nature.

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, and receivables. We maintain all of our cash in deposit accounts with one financial institution, where deposit accounts at times may exceed federally insured limits. We have not experienced any losses in such accounts.

Substantially all of our revenues and receivables arise primarily from marketing services agreements. We perform credit evaluations of our customers and generally do not require collateral as we believe we have certain collection measures in-place to limit the potential for significant losses. Substantially all of the receivables included in the accompanying consolidated balance sheet were recovered subsequent to December 31, 2004.

Advertising
-----------

We expense advertising costs as they are incurred. These expenses approximated
$65,600 and $4,600 for the years ended December 31, 2004 and 2003, respectively.

Statement of Cash Flows
-----------------------

For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Recent Pronouncements
---------------------

FIN 46 - CONSOLIDATION OF VARIABLE INTEREST ENTITIES
----------------------------------------------------

In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN
46, (revised in December 2003 as FIN46R) "Consolidation of Variable Interest
Entities," which clarifies the application of Accounting Research Bulletin
("ARB") 51, Consolidated Financial Statements, to certain entities (called variable interest entities) in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure requirements of this Interpretation are effective for all financial statements issued after
January 31, 2003. The consolidation requirements apply to all variable interest entities created after January 31, 2003. In addition, public companies must apply the consolidation requirements to variable interest entities that existed prior to February 1, 2003 and remain in existence as of the beginning of annual or interim periods beginning after June 15, 2003. The adoption of FIN 46R did not have a significant impact on our consolidated financial statements.

SFAS 150 - ACCOUNTING FOR CERTAIN `FINANCIAL INSTRUMENTS WITH CHARACTERISTICS
-----------------------------------------------------------------------------
OF BOTH LIABILITIES AND EQUITY
------------------------------

In May 2003, SFAS No. 150 "Accounting for Certain Financial Instruments with
Characteristics of Both Liabilities and Equity," was issued to establish new standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an entity classify a financial instrument that is within its scope as a

                                       F-7

liability (or an asset in some circumstances). Many of these instruments were previously classified as equity. This statement was effective when issued for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for calendar year public companies for the third quarter of 2003.
The adoption of SFAS 150 had no impact on our consolidated financial statements.

SFAS 132 - EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT
-------------------------------------------------------------------------
BENEFITS
--------

In December 2003, SFAS No. 132R (revised) was issued which prescribes the required employers' disclosures about pension plans and other postretirement benefit plans; but it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original Statement 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. Since we do not have any types of pension plans or other postretirement benefits, the adoption of this Statement did not have an effect on our consolidated financial statements.

SFAS 123(R) `SHARE-BASED PAYMENTS
---------------------------------

In December 2004, SFAS No. 123 ("FAS 123 (R)"), Share-Based Payments was issued.
This statement requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. We will be required to apply FAS 123 (R) on a modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, we may elect to adopt FAS 123 (R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by FAS 123. FAS
123 (R) is effective for the first reporting period beginning after December15,
2005. We have determined that the adoption of FAS 123 (R) will not have an effect on our consolidated financial statements.

SFAS 153 - EXCHANGES OF NONMONETARY ASSETS AN AMENDMENT OF APB OPINION NO. 29
-----------------------------------------------------------------------------

In December 2004, SFAS No. 153 was issued amending APB Opinion No. 29 to eliminate the exception allowing nonmonetary exchanges of similar productive assets to be measured based on the carrying value of the assets exchanged as opposed to at their fair values. This exception was replaced with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after December 15, 2005. The adoption of this statement is not expected to have a material impact on our consolidated financial statements.

Loss Per Common Share
---------------------

We compute net loss per share in accordance with SFAS No. 128 "Earnings per
Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98").
Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the periods. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares

                                       F-8

outstanding during the period. There were no common stock equivalents outstanding during the years ended December 31, 2004 and 2003; accordingly basic and diluted net loss per share are identical for both such years.

Stock-Based Compensation
------------------------

We have adopted SFAS No. 148 "Accounting for Stock-Based Compensation -
Transition and Disclosure" (SFAS No. 148). This statement amends FASB statement
No. 123, "Accounting for Stock Based Compensation". It provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for employee stock based compensation. It also amends the disclosure provisions of FASB statement No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Until such time that we are required to apply SFAS 123 [R} as permitted by SFAS No. 123 and amended by SFAS No. 148, we will continue to apply the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock
Issued to Employees," to account for our stock-based employee compensation arrangements.

NOTE B - GOING CONCERN

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have incurred losses from operations and at December 31, 2004 have working capital and stockholders'
deficits. In addition, we will require a significant amount of capital to proceed with our business plan.

As discussed at Note A, in April 2005, we merged with a publicly held company.
We believe that this merger will provide us with better access to additional debt or equity capital. In addition, we anticipate that our results of operations will continue to improve, thereby providing additional cash to fund our growth. Our ability to continue as a going concern is dependent on our ability to generate sufficient cash from operations to meet our cash needs and/or to raise funds to finance ongoing operations and repay debt. However, there can be no assurance that we will be successful in our efforts to raise additional debt or equity capital and/or that our cash generated by our operations will be adequate to meet our needs. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE C - INCOME TAXES

During the years ended December 31, 2004 and 2003, we recognized losses for both financial and tax reporting purposes. Accordingly, and because no significant temporary differences existed at such dates, no provisions for income taxes and/or deferred income taxes payable have been provided for in the accompanying consolidated financial statements.

At December 31, 2004, we had net operating loss carryforwards of approximately
$180,700 for income tax purposes. Assuming that future stock issuances do not trigger a "change in control", these carryforwards will be available to offset future taxable income in various years ending through December 31, 2024. The current and non-current deferred income tax assets, and related benefits for income taxes, are not recorded in the accompanying consolidated financial statements because we established a valuation allowance to fully reserve such assets, as their realization did not meet the required asset recognition standard established by SFAS 109.

                                       F-9

The deferred tax asset and related valuation allowance increased by approximately $38,000 during the year ended December 31, 2004.

NOTE D - OTHER COMMITMENTS

Operating Lease
---------------

At December 31, 2004, we leased our operating facility under an operating lease that terminated on June 30, 2005. Payments required under this lease approximated $1,660 per month.

In July 2005, we entered into two operating leases for our facilities. The leases terminate on June 30, 2007 and require monthly payments aggregating approximately $3,230. Future minimum payments required under these leases are approximately as follows:

        Years Ending
        December 31,                                         Amounts
        ------------                                         -------

           2005                                             $ 19,350
           2006                                               38,700
           2007                                               19,350
                                                            --------

           Total                                            $ 77,400
                                                            ========

Rent expense approximated $30,400 and $13,500 for the years ended December 31,
2004 and 2003, respectively.

================================================================================

                                      F-10

                        IN TOUCH MEDIA GROUP, INC. AND SUBSIDIARY
                        -----------------------------------------
                          (FKA DATA RESOURCES CONSULTING, INC.)
                          -------------------------------------

                               CONSOLIDATED BALANCE SHEET
                                AS OF SEPTEMBER 30, 2005
                                       (UNAUDITED)

======================================================================================

ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                                 $    25,500
Restricted cash                                                                13,473
Accounts receivable, net of allowance for doubtful accounts of $1,400          27,075
Other current assets                                                            8,720
                                                                          -----------
      Total current assets                                                     74,768

FURNITURE AND EQUIPMENT - NET                                                  53,013

OTHER ASSETS                                                                    1,115
                                                                          -----------

TOTAL                                                                     $   128,896
                                                                          ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable                                                          $   201,542
Short-term convertible notes payable                                          194,000
Current portion of capital lease obligations                                    3,330
Deferred revenue                                                               17,000
Due to related parties                                                        158,111
Accrued and other liabilities                                                 120,490
                                                                          -----------
      Total current liabilities                                               694,473

CAPITAL LEASE OBLIGATIONS                                                       9,206
                                                                          -----------
      Total liabilities                                                       703,679
                                                                          -----------

STOCKHOLDERS' DEFICIT:
Common stock, $0.001 par value; 100,000,000 shares authorized,
    26,196,751 shares issued and outstanding                                   26,197
Common stock subscribed                                                         3,000
Additional paid-in capital                                                    791,803
Deferred stock compensation                                                  (240,000)
Deficit                                                                    (1,155,783)
                                                                          -----------
     Total stockholders' deficit                                             (574,783)
                                                                          -----------

TOTAL                                                                     $   128,896
                                                                          ===========

=======================================================================================
See notes to consolidated financial statements.

                                          F-11

                                         IN TOUCH MEDIA GROUP, INC. AND SUBSIDIARY
                                         -----------------------------------------
                                           (FKA DATA RESOURCES CONSULTING, INC.)
                                           -------------------------------------

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        (UNAUDITED)

=========================================================================================================================

                                                       For the           For the           For the           For the
                                                     Nine months       Nine months       Three months      Three months
                                                        ended            ended              ended             ended
                                                     September 30,    September 30,      September 30,     September 30,
                                                         2005             2004               2005             2004
                                                     -------------    -------------      -------------     -------------

REVENUES                                             $  1,140,563      $  1,017,087      $    329,623      $    333,403

COSTS OF REVENUES                                         249,199           408,352            49,772            85,434
                                                     ------------      ------------      ------------      ------------

GROSS PROFIT                                              891,364           608,735           279,851           247,969
                                                     ------------      ------------      ------------      ------------

OTHER OPERATING EXPENSES:
Employee compensation and benefits                        355,658           246,398           133,142            70,673
Stock based consulting                                    720,000                --           240,000                --
Management fees- related party                            339,829           213,946           143,992            57,178
Selling and marketing                                     247,054            97,337            95,337            24,831
Occupancy and equipment                                    41,171            33,034            18,298            12,371
Telephone                                                  24,033            33,461             7,700             9,616
Travel and entertainment                                   12,362             6,729             1,615             2,797
Equity in loss of joint venture                            16,000                --             4,000                --
Other                                                      82,623            29,826            37,751             8,707
                                                     ------------      ------------      ------------      ------------
     Total other operating expenses                     1,838,730           660,731           681,835           186,173
                                                     ------------      ------------      ------------      ------------

INCOME (LOSS) FROM OPERATIONS                            (947,366)          (51,996)         (401,984)           61,796
                                                     ------------      ------------      ------------      ------------

OTHER INCOME (EXPENSE):
Realized loss on sale of trading securities                (2,043)               --                --                --
Gain on disposal of equipment                                 566                --               566                --
Unrealized holding loss on trading securities             (16,280)               --            (2,780)               --
Interest income                                             1,707                --                --                --
Interest expense                                           (6,427)               --            (3,826)               --
                                                     ------------      ------------      ------------      ------------
     Total other income (expense) - net                   (22,477)               --            (6,040)               --
                                                     ------------      ------------      ------------      ------------

NET INCOME (LOSS)                                    $   (969,843)     $    (51,996)     $   (408,042)     $     61,796
                                                     ============      ============      ============      ============

NET INCOME (LOSS) PER SHARE:
Basic and diluted                                    $       (.04)     $      (0.00)     $       (.02)     $       0.00
                                                     ============      ============      ============      ============

Weighted average number of shares outstanding -
   basic and diluted                                   24,287,500        21,297,573        26,196,800        21,297,573
                                                     ============      ============      ============      ============

=========================================================================================================================
See notes to consolidated financial statements.

                                                             F-12

                                         IN TOUCH MEDIA GROUP, INC. AND SUBSIDIARY
                                         -----------------------------------------
                                           (FKA DATA RESOURCES CONSULTING, INC.)
                                           -------------------------------------

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                        (UNAUDITED)

==========================================================================================================================

                                                                                       For the         For the
                                                                                      Nine-Months     Nine-Months
                                                                                        Ended           Ended
                                                                                     September 30,   September 30,
                                                                                         2005            2004
                                                                                     -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                           $(969,843)     $ (51,996)
    Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
        Stock based consulting                                                           720,000             --
        Depreciation and amortization                                                      3,721             --
        Provision for bad debts                                                            1,400             --
        Gain on sale of equipment                                                           (566)            --
        Unrealized loss on trading securities                                             16,280             --
        Equity in loss of joint venture                                                   16,000             --
     Changes in assets and liabilities, net:
        Restricted cash                                                                  (13,473)            --
        Receivables                                                                        3,067        (28,200)
        Other current assets                                                             (25,000)            --
        Due from related parties                                                           3,695             --
        Deposits                                                                          (1,115)            --
        Accounts payable, due to related parties and accrued and other liabilities       107,429         98,754
        Deferred revenue                                                                  17,000             --
                                                                                       ---------      ---------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                                     (121,405)        18,558
                                                                                       ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchases of furniture and equipment                                             (38,459)        (3,963)
        Proceeds from sale of equipment                                                      630             --
        Investment in joint venture                                                      (16,000)            --
                                                                                       ---------      ---------
NET CASH USED IN INVESTING ACTIVITIES                                                    (53,829)        (3,963)
                                                                                       ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES -
        Proceeds from borrowings under convertible notes payable                         194,000             --
        Payments on capital lease obligation                                                (581)            --
                                                                                       ---------      ---------
 NET CASH PROVIDED BY INVESTING ACTIVITIES                                               193,419             --
                                                                                       ---------      ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                 18,185         14,595

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                             7,315          7,346
                                                                                       ---------      ---------

CASH AND EQUIVALENTS, END OF PERIOD                                                    $  25,500      $  21,941
                                                                                       =========      =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
        Interest paid                                                                  $     895      $      --
                                                                                       =========      =========
        Income taxes paid                                                              $      --      $      --
                                                                                       =========      =========

                                                           F-13

                                         IN TOUCH MEDIA GROUP, INC. AND SUBSIDIARY
                                         -----------------------------------------
                                           (FKA DATA RESOURCES CONSULTING, INC.)
                                           -------------------------------------

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                        (UNAUDITED)

(continued)

                                                                                       For the         For the
                                                                                      Nine-Months     Nine-Months
                                                                                        Ended           Ended
                                                                                     September 30,   September 30,
                                                                                         2005            2004
                                                                                     -------------   -------------
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
        Net liabilities received in recapitalization                                   $ 140,000      $      --
                                                                                       =========      =========
        Common stock issued as part of recapitalization                                $   4,899      $      --
                                                                                       =========      =========
        Common stock subscribed                                                        $   3,000      $      --
                                                                                       =========      =========

    Deferred stock compensation issued in connection with consulting agreement         $ 960,000      $      --
                                                                                       =========      =========
    Equipment acquired under capital lease                                             $  13,117      $      --
                                                                                       =========      =========

==========================================================================================================================
See notes to consolidated financial statements.

                                                            F-14

                    IN TOUCH MEDIA GROUP, INC. AND SUBSIDIARY
                    -----------------------------------------
                      (FKA DATA RESOURCES CONSULTING, INC.)
                      -------------------------------------

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                   -----------

================================================================================

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

In Touch Media Group, Inc. (the "Company"), formerly known as Data Resources
Consulting, Inc ("DRC") was incorporated in 2002, and is engaged in providing marketing services, including targeted market research, search engine marketing and design, e-mail broadcasts, website development, blogs, and other related services. The Company's operations are located in Clearwater, Florida and it services customers worldwide.

Principles of Consolidation and Investments
-------------------------------------------

The accompanying consolidated financial statements include the accounts of the
Company and Corium Marketing Group, Inc., (collectively "we", "us", "our"), a
50% owned joint venture that we control. Financial position and results of operations for this joint venture were minimal as of and for the nine months ended September 30, 2005 and 2004; as such no minority interest has been recorded in the accompanying consolidated financial statements. All intercompany accounts and balances have been eliminated in consolidation.

We also have investments in the following joint ventures which have had little or no activity through September 30, 2005. These investments are accounted for using the equity method in which we will recognize our proportionate share of any earnings or losses of the investees as they occur. A detail of our investments in these joint ventures is as follows at September 30, 2005:

                                      F-15

                                                                   Investment
Joint Venture                                      Interest          Balance
-------------                                      --------        ----------

Worldwide Record Pool, Inc. ("WRP")                 50.0%           $     --
Summit View Group, LLC ("SVG")                      49.9%           $     --
Investor Communication Corporation ("ICC")          50.0%           $     --
                                                                    --------
                                                                    $     --
                                                                    ========

Merger
------

In April 2005, DRC consummated a merger and recapitalization with Universal
Healthcare Management Systems, Inc., ("Universal") a publicly held company incorporated in the state of Florida. From a legal perspective, Universal is the surviving company and thus continues its public reporting obligations. However, for financial statement purposes, the transaction was treated as a reverse merger and recapitalization whereby DRC was deemed to be the acquirer, and no goodwill or other intangible assets were recorded. In connection therewith, DRC succeeded to Universal's name (which name was changed to In Touch Media Group,
Inc. on May 2, 2005), and its shareholders received 21,297,573 shares of
Universal's common stock on the date of transaction (which amount was supposed to represent 82.5% of the outstanding number of Universal's shares after the merger). However, between the date of the Merger Agreement and the effective date of the merger, Universal settled certain liabilities by issuing 381,511 shares of its common stock and accordingly, immediately prior to the recapitalization Universal had 4,899,178 shares outstanding. Because of this matter, in January 2006, we issued 1,798,552 to restore the shareholders of DRC to the aforementioned 82.5% ownership position.

In addition to the issuance of stock, the Company assumed liabilities of
$140,000 which have a remaining unpaid balance of $102,000 as of September 30,
2005 with $90,661 included in Due to Related Parties and the remaining balance of $11,339 included in other accrued liabilities.

Immediately prior to this transaction, DRC increased its outstanding shares via a reverse stock split whereby the outstanding shares were increased to
21,297,573 shares. All references to the number of shares in the accompanying consolidated financial statements and notes thereto have been adjusted to reflect the stock split as though it occurred at the date of our incorporation.

Use of Estimates
----------------

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities

                                      F-16

at the date of the consolidated financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Actual results could differ significantly from our estimates.

Marketable Equity Securities
----------------------------

In June 2005 we accepted shares of common stock from two of our customers in lieu of cash payments. Since we intend to sell these securities in the near term they have been classified as trading securities, which are recorded at fair value on the balance sheet as current assets. At September 30, 2005 our aggregate basis in these securities exceeded their aggregate fair market value by $16,280, and accordingly the unrealized holding loss has been recognized in the accompanying 2005 consolidated statements of operations.

Basis of Presentation
---------------------

Our accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-QSB and Rule 10-1 of Regulation S-X of the Securities and Exchange Commission (the
"SEC"). Accordingly, these consolidated financial statements do not include all of the footnotes required by accounting principles generally accepted in the
United States of America. In our opinion, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September
30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. The accompanying consolidated financial statements and the notes thereto should be read in conjunction with our audited consolidated financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003 contained in our Form 8-K/A filed July 20,
2005.

Net Income (Loss) Per Common Share
----------------------------------

We compute net income (loss) per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98").
Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the periods. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. There were no dilutive common stock equivalents outstanding during any period included in the accompanying consolidated statements of operations;
as such basic and diluted net loss per share are identical for all of the periods presented.

Stock-Based Compensation
------------------------

We have adopted SFAS No. 148 "Accounting for Stock-Based Compensation -
Transition and Disclosure" (SFAS No. 148). This statement amends FASB statement
No.

                                      F-17

123, "Accounting for Stock Based Compensation". It provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for employee stock based compensation. It also amends the disclosure provisions of FASB statement No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Until such time that we are required to apply SFAS 123 [R} as permitted by SFAS No. 123 and amended by SFAS No. 148, we will continue to apply the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock
Issued to Employees," to account for our stock-based employee compensation arrangements.

NOTE B - GOING CONCERN

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have incurred losses from operations and at September 30, 2005 have working capital and stockholders'
deficits. In addition, we have not paid our payroll tax liabilities timely, and at September 30, 2005 the amounts past due are approximately $60,000, of which
$20,000 was subsequently paid toward this liability. Finally, we will require a significant amount of capital to proceed with our business plan. Our ability to continue as a going concern is dependent on our ability to generate sufficient cash from operations to meet our cash needs and/or to raise funds to finance ongoing operations and pay our liabilities on a timely basis.

As discussed at Note A, in April 2005, we merged with a publicly held company.
We believe that this merger will provide us with better access to additional debt or equity capital. During October 2005, we entered into a stock subscription agreement, as discussed at Note E, in an effort to raise capital to satisfy certain liabilities, for general working capital purposes and to acquire internet based properties. In addition, we anticipate that our results of operations will continue to improve, thereby providing additional cash to fund our growth and assist in paying past due liabilities. However, there can be no assurance that we will be successful in our efforts to raise additional debt or equity capital and/or that our cash generated by our operations will be adequate to meet our needs. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE C - CONVERTIBLE NOTES PAYABLE

During the nine months ended September 30, 2005, we borrowed $194,000 under various convertible note agreements ($150,000 of these notes are owed to an entity affiliated with one of our joint venture partners, and $20,000 is owed to an employee and personally guaranteed by our Chief Executive Officer). The notes mature at various times through July 2006 and bear interest at rates ranging from 6% to 8%. Each note is convertible at the option of the note holder, to

                                      F-18

restricted shares of our common stock at prices ranging from $.03 to $.25 per share (which prices approximate the fair value of our stock on the dates of the agreements. If all of the note holders elect to convert their notes to stock, then we will be required to issue 1,466,667 shares of our common stock to such note holders.

NOTE D - COMMITMENTS

Management Agreements
---------------------

During the periods through June 23, 2005, we paid management fees to our primary officers and stockholders under a verbal arrangement. Effective June 23, 2005 we entered into the following management agreements:

         o        An agreement with The RC&A Group, Inc. ("RCA"), an entity
                  controlled by two of our officers, to provide us with sales and marketing, new business development and administration services. This agreement, which is expected to be converted to separate employment agreements for these officers in the
                  quarter ended December 31, 2005 that will have similar terms, expires June 11, 2008, is renewable for successive one year terms (unless the agreement is canceled by either party by providing written notice at least 45 days prior to the
                  agreement's expiration). Compensation under this arrangement is $6,000 per week and is to be increased by 6% on the first date of each successive renewal. RCA will also be entitled to various fringe benefits that are provided by us to other
                  executive officers.

                  In addition, beginning with the quarter ended September 30,
                  2005, on a quarterly basis, RCA shall receive options to
                  purchase up to 500,000 shares of our common stock each
                  quarter, at a price equal to 50% of the price of such shares on the date of the execution of this agreement, provided
                  certain profitability and revenue measures during the
                  respective quarter. These profitability and revenue measures were not met, and accordingly, no stock based compensation has been recorded as a result of this matter for the quarter ended
                  September 30, 2005.

         o        An agreement with Steve and Laura Show, Inc. ("SLS"), an
                  entity controlled by one of our officers, to provide us with executive officer, research and development and other
                  consulting services. This agreement, which is expected to be converted to separate employment agreements for these officers in the quarter ended December 31, 2005 that will have similar terms, expires June 11, 2008, is renewable for successive one year terms (unless the agreement is canceled by either party by providing written notice at least 45 days prior to the
                  agreement's expiration). Compensation under this arrangement is $6,000 per week and is to be increased by 6% on the first date of each successive renewal. SLS will also be entitled to various fringe benefits that are provided by us to our
                  executive officers.

                                      F-19

         o        In addition, beginning with the quarter ended September 30,
                  2005, on a quarterly basis, SLS shall receive options to
                  purchase up to 500,000 shares of our common stock each
                  quarter, at a price equal to 50% of the price of such shares on the date of the execution of this agreement, provided
                  certain profitability and revenue measures during the
                  respective quarter. These profitability and revenue measures were not met, and accordingly, no stock based compensation has been recorded as a result of this matter for the quarter ended
                  September 30, 2005.

Total management fees incurred under these arrangements approximated $144,000 and $339,800 during the three and nine months ended September 30, 2005.

We have reached an agreement in principle to cancel these management agreements and replace them with employment agreements for our officers and employees who were the principals of these entities. We have not reached definitive terms regarding such employment agreements. However, we anticipate that each of the five (5) individuals would be entitled to a $1,000 a week base salary plus bonuses based upon our revenues and profitability.

Capital Lease
-------------

During August 2005 we entered into an agreement to lease certain equipment used in our operations under a capital lease. Future minimum lease payments under the lease are as follows:

Years Ending
December 31,                                                     Amounts
------------                                                    ---------

   2005                                                         $   1,115
   2006                                                             6,688
   2007                                                             6,688
   2006                                                             3,345
                                                                 --------
   Total minimum lease payments                                    17,836
   Less amount representing interest                               (5,300)
                                                                 --------
   Present value of future minimum lease payments                  12,536
   Less current maturities                                         (3,330)
                                                                 --------

   Capital lease obligation, net of current maturities          $   9,206
                                                                 ========

The lease contains an option which allows us to purchase the equipment for $1.00 at the end of the lease term.

NOTE E - SUBSEQUENT EVENT

During October, 2005, we entered into a Stock Subscription Agreement to sell certain of our shares to various suitable investors, pursuant to Rules 505 or
506 of Regulation D in Section 4(2) of the Securities Act of 1933, as amended.
The shares will be sold at $.25 per share, with no minimum offering, and a

                                      F-20

maximum offering of 4,000,000 shares, or $1,000,000. The offering will terminate on November 30, 2005. We will be obligated to pay commissions to our placement agent for the sale of the shares at an amount equal to 15% plus 5,000 warrants, exercisable at $.30 per share, for each $16,000 raised.

NOTE F - CONSULTING AGREEMENT

Effective December 16, 2004, we entered a one-year consulting agreement with a principal of one of our joint venture partners. As consideration for assisting us with our business development, increasing our shareholder base and assisting us in locating mezzanine financing and identifying a merger target, we have agreed to issue 3,000,000 shares of our common stock to this individual. The stock had a fair value of approximately $.32 on the date of the consummation of our merger and accordingly, we initially recorded deferred compensation of
$960,000. Three quarters of this amount (or $720,000) has been reflected as stock based consulting expenses during the nine months ended September 30, 2005
($240,000 of which relates to the three months ended September 30, 2005). The stock has not been issued as of September 30, 2005, and accordingly is reflected as common stock subscribed.

================================================================================

                                      F-21

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. Our
Bylaws provide that we shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation. We have entered into indemnity agreements with our officers and directors.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934 (collectively, the "Acts"), as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth various expenses, which will be incurred in connection with the registration of our securities. Other than the SEC
Registration Fee, the amounts set forth below are estimates:

         SEC Registration Fee                          $   856.00
         Printing & Engraving Expenses                     500.00
         Legal Fees and Expenses                        20,000.00
         Accounting Fees and Expenses                   10,000.00
         Transfer Agent Fees                               250.00
         State Blue Sky filings                          3,500.00
                                                       ----------
                                        TOTAL          $35,106.00
                                                       ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         The following sets forth our sale of securities during the last three years, which securities were not registered under the Securities Act of 1933, as amended. Except as described below, no underwriters were employed with respect to the sale of any of the securities listed below.

         The registrant issued its former CEO 1,500,000 shares of common stock during 2003.

         In April 2005 in connection with the merger between Universal and In
Touch, the registrant issued 21, 297,573 shares of its common stock to the shareholders of In Touch. There were four (4) shareholders and the registrant claims a Section 4(2) private offering exemption.

         In November 2005, the registrant privately placed pursuant to Rule 506 of Regulation D and Section 4(2), a $1,000,000 note and related common stock purchase warrants. The registrant also issued placement agent warrants and finder's warrants in connection with this private placement. There was one (1)
investor for this private placement.

         The registrant has issued 150,000 shares of its restricted common stock to counsel as partial payment and satisfaction of legal fees.

                                      II-1

         The registrant has agreed to issue 1,649,167 shares of its common stock in satisfaction of $200,500 of convertible notes to seven (7) individual noteholders. The registrant claimed a Section 4(2) exemption for this issuance.

         The registrant has agreed to issue 3,000,000 shares of its common stock to a consultant for consulting, advisory instruction services in connection with the merger between Universal and In Touch. The registrant claimed a Section 4(2)
exemption for the issuance of such securities.

         The registrant has agreed to issue 184,000 shares of its common stock to certain of the former officers, directors and stockholders of Universal as settlement of past due obligations. The registrant claimed a Section 4(2)
exemption for the issuance of such securities.

         Other than indicated above, no underwriter, broker dealer or finder participated in any of the sales discussed above, nor did the Registrant pay any commissions or fees with respect to these issuances. With regard to all such issuances, the Registrant relied on Section 4(2) of the Securities Act of 1933
(the "Act") or Rule 506 of Regulation D for an exemption from the registration requirement of the Act. The purchasers had access to information concerning the
Registrant, its financial condition, assets, management and proposed activities.
Each purchaser represented that he had the ability to bear economically a total loss of his investment. The Registrant has impressed each certificate with a restrictive legend and will issue stop transfer instructions to the Registrant's transfer agent upon completion of this offering.

                                       II-2

ITEM 27. EXHIBITS

The following exhibits are included as part of this Form SB-2.

                       EXHIBITS AND SEC REFERENCE NUMBERS

EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
-------------------------------------------------------------------------------------------------------------

3.1(a)     Certificate of Incorporation of Universal Healthcare Management, Inc. (1)

3.1(b)     Articles of Amendment to Articles of Incorporation changing name to In Touch Media Group, Inc. (2)

3.2        Merger Agreement and Plan of Reorganization among Universal Healthcare Systems, Inc. and Data
           Resource Consulting, Inc. (k/n/a In Touch Media Group, Inc.) (3)

3.3        Articles and Plan of Merger of Data Resource Consulting, Inc. into Universal Healthcare
           Management, Inc. (3)

3.4        Bylaws (1)

3.5        Form of 9% $1,000,000 Convertible Promissory Note dated November 30, 2005 (4)

3.6        Note and Warrant Purchase Agreement dated November 30, 2005 (4)

3.7        Form or Series A, B and C Warrant dated November 30, 2005 (4)

3.8        Registration Rights Agreement dated November 30, 2005 (4)

3.9        Specimen Stock Certificate (1)

5.1        Opinion Regarding Legality of Securities Being Registered (*)

10.1       Management Agreement with The RCA Group, Inc. dated June 2005 (*)

10.2       Management Agreement with Steve and Laura Show, Inc. dated June 2005 (*)

10.3       Form of Equity Incentive Plan (*)

10.4       Lease Agreement for offices located at 205 Myrtle Avenue, S., Clearwater, FL 33756 (*)

10.5       Agreement between In Touch Media Group, Inc. Shareholders and Creditors effective November 29,
           2005(*)

10.6       Corporate Consulting Agreement with Compass International Consulting, Inc dated January 11,
           2006(*)

23.1       Consent of Kingery & Crouse, P.A., CPA's (*)

23.2       Consent of Johnson, Pope, Bokor, Ruppel & Burns, LLP (contained in Exhibit 5.1) (*)

(1)   Incorporated by reference to the Registrant's Form 10-KSB for fiscal year ended December 31, 2003.

(2)   Incorporated by reference to the Registrant's Form 8-K filed on June 6, 2005.

(3)   Incorporated by reference to the Registrant's Form 8-K filed on April 26, 2005.

(4)   Incorporated by reference to the Registration Form 8-K filed on December 2, 2005.

*     Filed herewith.

                                       II-3

ITEM 28. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any Prospectus required by Section 10(a)(3) of the
Securities Act;

                  (ii) Reflect in the Prospectus any facts or events which,
individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange
Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the
Securities Act of 1933, as amended, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of Prospectus filed by the small business issuer under Rule
424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the
Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                      II-4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the
Registrant has duly caused this Registration Statement on Form SB-2, to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clearwater, Florida on January 25, 2006.

                                                     IN TOUCH MEDIA GROUP, INC.

Dated:  January 25, 2006                             By:  /s/ Laura A. Betterly
                                                          ---------------------------------
                                                          Laura A. Betterly,
                                                          Chief Executive Officer,
                                                          Chief Financial Officer and
                                                          Principal Accounting Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                          TITLE                                   DATE
           ---------                          -----                                   ----

/s/ Laura A. Betterly               President and Chief Executive               January 25, 2006
------------------------------      Officer (Principal Executive
Laura A. Betterly                   Officer) and Director

/s/ Robert Cefail                   Chairman of the Board of                    January 25, 2006
------------------------------      Directors
Robert Cefail

/s/ Toli Cefail                     Director                                    January 25, 2006
------------------------------
Toli Cefail

                                      II-5